UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. 3)
Filed by the Registrant ☒Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under Exchange Act Rule 14a-12
Ramaco Resources, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee paid previously with preliminary materials.
☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-16(i)(1) and 0-11.

PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION, DATED FEBRUARY 3, 2023
Ramaco Resources, Inc.
Notice of Special Meeting of Shareholders
to be held on     , 2023
and Proxy Statement

    , 2023
Dear Fellow Shareholders:
We are pleased to invite you to attend a special meeting of shareholders, which is scheduled to be held on      , 2023, at      Eastern Time. The special meeting of shareholders will be completely virtual. You may attend the meeting, submit questions and vote your shares electronically during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/METC2023SM. You will need the 16-digit control number that is printed in the box marked by the arrow on your proxy card to enter the meeting. We recommend that you log in at least 15 minutes before the meeting to ensure you are logged in when the meeting starts.
As explained in the enclosed proxy statement, at this special meeting you will be asked to vote for the the charter amendment proposal to approve the adoption of an amendment and restatement of our amended and restated certificate of incorporation. Such amendment contemplates, among other things, (1) reclassifying our existing common stock as shares of Class A common stock, par value $0.01 per share (“Class A common stock”), (2) creating a separate Class B common stock, par value $0.01 per share (“Class B common stock”) and (3) providing our board of directors the option, in its sole discretion, to exchange all outstanding shares of the Class B common stock into shares of Class A common stock based on an exchange ratio determined by a 20-day trailing volume-weighted average price for each class of stock.
Your vote is very important to us – participate in the future of Ramaco Resources and exercise your shareholder right by voting your shares right away.
Only shareholders of record at the close of business on      , 2023, or their proxy holders, may vote at the meeting. Attendance at the meeting is limited to shareholders or their proxy holders and Ramaco Resources’ guests. Only our shareholders or their valid proxy holders may address the meeting.
Please review the proxy card for the instructions on how you can vote your shares over the internet, by telephone or by mail. It is important that all Ramaco Resources’ shareholders, regardless of the number of shares owned, participate in the affairs of the Company.
Thank you for your continued interest in Ramaco Resources.
Sincerely,
Randall W. Atkins
Chief Executive Officer and Chairman of the Board of Directors

Special Meeting Proxy Statement

i

STOCK OWNERSHIP	30
GENERAL INFORMATION	32
Shareholder Proposals for 2023 Annual Meeting	32
Website Availability of Documents	32
Shareholder Communications with Directors	32
Householding of Special Meeting Materials	33
Annex A	A-1

ii

250 West Main Street, Suite 1900
Lexington, Kentucky 40507
Notice of Special Meeting of Shareholders
Dear Shareholders:
You are cordially invited to attend a Special Meeting of Shareholders (the “Special Meeting”) of Ramaco Resources, Inc. (herein referred to as the “Company,” “Ramaco Resources,” “us,” “our,” and “we”). This is your notice for the meeting. The Special Meeting will be conducted solely virtually, on the below date and time, via live audio webcast. You or your proxyholder may participate, vote, and examine our stocklist at the Special Meeting by visiting and using your 16-digit control number.
TIME AND DATE
     Eastern Time on      , 2023.
LOCATION
The Special Meeting will be completely virtual. Shareholders can attend the virtual Special Meeting by visiting www.virtualshareholdermeeting.com/METC2023SM.
ITEMS OF BUSINESS
•
To consider and vote on the charter amendment proposal (the “Charter Amendment Proposal”) to approve the adoption of an amendment and restatement of our amended and restated certificate of incorporation. Such amendment contemplates, among other things, (1) reclassifying our existing common stock as shares of Class A common stock, par value $0.01 per share (“Class A common stock”), (2) creating a separate Class B common stock, par value $0.01 per share (“Class B common stock”) and (3) providing our board of directors the option, in its sole discretion, to exchange all outstanding shares of the Class B common stock into shares of Class A common stock based on an exchange ratio determined by a 20-day trailing volume-weighted average price for each class of stock.

RECORD DATE
Shareholders of record as of 5:00 p.m., New York City time on            , 2023 are entitled to vote on the matters presented at the Special Meeting.
PROXY VOTING
Our Board of Directors is soliciting proxies to be voted at a Special Meeting of Shareholders. Each share entitles the holder to one vote. You may vote either by attending the virtual meeting online or by proxy. For specific voting information, please see “Frequently Asked Questions About Voting” beginning on page 1 of the proxy statement that follows. Whether or not you plan to attend the virtual meeting, we hope you will vote as soon as possible. You may vote by proxy over the Internet at http://www.proxyvote.com or by telephone, or you can also vote by mail by following the instructions on the proxy card or voting instruction card. Voting over the Internet, by telephone or by written proxy or voting instruction card will ensure your representation at the meeting regardless of whether you attend the virtual meeting.

Sincerely,
Randall W. Atkins
Chief Executive Officer and Chairman of the Board of Directors
           , 2023
The accompanying proxy statement is dated             , 2023, and is first being mailed on or about             , 2023, to the shareholders of record as of 5:00 p.m., New York City time, on             ,2023.

Special Meeting Proxy Statement
RAMACO RESOURCES, INC.
250 West Main Street, Suite 1900
Lexington, Kentucky 40507
(859) 244-7455
Proxy Statement
FREQUENTLY ASKED QUESTIONS ABOUT VOTING
Where is the Special Meeting?

The Special Meeting will be completely virtual. Shareholders can attend the virtual Special Meeting by visiting www.virtualshareholdermeeting.com/METC2023SM.
Why is the Special Meeting a virtual meeting?

We have decided to hold our Special Meeting virtually. We believe that hosting a virtual meeting will enable greater shareholder attendance and participation from any location around the world.
On what am I voting?

Item Description	More Information	Board Recommendation	Broker non-votes	Abstentions	Votes required for approval
Item 1: Charter Amendment Proposal	Page 5	FOR the Charter Amendment Proposal	Do not count	Do not count	Majority of voting power of the outstanding shares entitled to vote
What is the purpose of the Special Meeting?

To consider and vote on the charter amendment proposal (the “Charter Amendment Proposal”) to approve the adoption of an amendment and restatement of our amended and restated certificate of incorporation (the “Amended and Restated Certificate of Incorporation”). Such amendment contemplates, among other things, (1) reclassifying our existing common stock as shares of Class A common stock, par value $0.01 per share (“Class A common stock”), (2) creating a separate Class B common stock, par value $0.01 per share (“Class B common stock” or “tracking stock”) and (3) providing our board of directors the option, in its sole discretion, to exchange all outstanding shares of the Class B common stock into shares of Class A common stock based on an exchange ratio determined by a 20-day trailing volume-weighted average price for each class of stock. Shareholders are not being asked to vote for or against the Distribution (as defined below) at the Special Meeting and may not have the opportunity to vote on any subsequent distributions of Class B common stock in the future, with such determination to be made in the discretion of our Board and subject to applicable stock exchange rules and law.
Who may vote?

Shareholders recorded in our stock register as of 5:00 p.m., New York City time on      , 2023 may vote at the meeting. As of that date, there were            shares of our common stock outstanding.
How many votes do I have?

You have one vote for each share of our common stock you owned as of the record date for the meeting.

How do I vote?

After carefully reading and considering the information contained in this proxy statement, you should complete, sign, date and return the enclosed proxy card by mail, or vote by the telephone or through the Internet, in each case as soon as possible, so that your shares are represented and voted at the Special Meeting. Instructions for voting by telephone or through the Internet are printed on the proxy voting instructions attached to the proxy card. In order to vote through the Internet, have your proxy card available so you can input the required information from the card, and log onto the Internet website address shown on the proxy card. When you log onto the Internet website address, you will receive instructions on how to vote your shares. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number, which will be provided to each voting shareholder separately. Alternatively, you may also vote in person at the Special Meeting.
Shareholders who have shares registered in the name of a broker, bank or other nominee should follow the voting instruction card provided by their broker, bank or other nominee. We recommend that you vote by proxy even if you plan to attend the Special Meeting. You may change your vote at the Special Meeting.
If you return an executed proxy card without marking your instructions, your executed proxy card will be voted in accordance with the recommendations of the board of directors (the “Board” or “Board of Directors”). If you indicate a choice with respect to any matter to be acted upon on your proxy card or voting instruction card, your shares will be voted per your instructions.
What are the Board of Director’s recommendations?

The Board of Directors’ recommendations are set forth together with the description of each item in this proxy statement. In summary, the Board of Directors recommends a vote as follows:
•
FOR the Charter Amendment Proposal.

If any other matters properly come before the Special Meeting, we will vote the shares in accordance with our best judgment and discretion.
What if I change my mind after I have voted?

You may revoke your proxy before it is voted by:
•
submitting a new proxy card with a later date;

•
attending the virtual Special Meeting and following the voting instructions provided on the meeting website; or

•
giving written notice to the Corporate Secretary at Ramaco Resources’ address shown above.

Will my shares be voted if I do not provide my proxy and don’t attend the Special Meeting?

If you do not provide a proxy or vote your shares held in your name, your shares will not be voted. If you hold your shares in street name, your broker may be able to vote your shares for certain “routine” matters even if you do not provide the broker with voting instructions. However, the proposal to adopt the second amended and restated certificate of incorporation (the “Second A&R Certificate of Incorporation”) is not considered routine. As a result, no broker may vote your shares on the proposal to adopt our Second A&R Certificate of Incorporation without your specific instructions.
How do I attend the virtual meeting?

To attend and participate in the Special Meeting, shareholders will need to access the live audio webcast of the meeting. To do so, shareholders of record will need to visit www.virtualshareholdermeeting.com/METC2023SM and use their 16-digit Control Number provided in the Notice to log in to the website, and beneficial owners of shares held in street name will need to follow the instructions provided by the broker, bank or other nominee that holds their shares. We would encourage shareholders to log in to this website and access the webcast at least 15 minutes before the meeting to ensure you are logged in when the meeting starts. We intend to offer the same participation opportunities as would be provided at an in-person meeting.
What constitutes a quorum?

To carry on the business of the meeting, we must have a quorum. This means at least a majority of the voting power of all of the outstanding shares of stock entitled to vote as of the record date must be represented at the meeting, either by proxy or by joining the virtual meeting. Shares of common stock owned by Ramaco Resources are not voted and do not count for this purpose.
Abstentions and proxies submitted by brokers that do not indicate a vote because they do not have discretionary authority and have not received instructions as to how to vote on a proposal (so-called “broker non-votes”) will not be considered as present for quorum purposes.
What vote is required to approve the Charter Amendment Proposal?

Under our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws (the “Bylaws”), the affirmative vote of a majority of the voting power of the outstanding shares entitled to vote on the matter is required to approve the Charter Amendment Proposal. For additional information on the amendment and restatement of our Amended and Restated Certificate of Incorporation, see “Item 1: Charter Amendment Proposal.”
Who conducts the proxy solicitation and how much will it cost?

Ramaco Resources is requesting your proxy for the Special Meeting and will pay all the costs of requesting shareholder proxies. We can request proxies through the mail or by telephone, fax or Internet. We can use directors, officers and other employees of Ramaco Resources to request proxies. Directors, officers and other employees will not receive additional compensation for these services. We will reimburse brokerage firms, nominees, fiduciaries, custodians and other agents for their expenses in distributing proxy material to the beneficial owners of our common stock.
When will the Charter Amendment Proposal be implemented?

We currently expect that if the Charter Amendment Proposal is approved at the Special Meeting, we will implement the Charter Amendment Proposal as soon as practicable after the Special Meeting by filing the Second A&R Certificate of Incorporation with the Secretary of State of the State of Delaware in the form attached as Annex A hereto. We will issue a press release as to the date and time at which we so file the Second A&R Certificate of Incorporation and create the class of Class B common stock.
Are there any other material conditions to the Charter Amendment Proposal?

Yes. In addition to receipt of the approval of the Charter Amendment Proposal at the Special Meeting, implementation of the Charter Amendment Proposal is conditioned on:
•
the effectiveness under the Securities Act of 1933, as amended (the “Securities Act”), of the Registration Statement on Form S-1 of the Class B common stock;

•
the effectiveness of the registration of the Class B common stock under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•
the approval of The Nasdaq Stock Market LLC (“NASDAQ”) for listing of the Class B common stock; and

•
the receipt of any other regulatory or contractual approvals that the Board determines to obtain.

If the Charter Amendment Proposal is implemented, what do I need to do with my shares of existing common stock?

If you currently hold shares of our existing common stock through book-entry, your account will be credited with the applicable number of shares of Class B common stock you are entitled to receive as a result of the implementation of the Charter Amendment Proposal.
Fractional share interests will not be issued as a result of the implementation of the Charter Amendment Proposal. Rather, you will receive cash in lieu of any fractional share interests to which you would otherwise be entitled as a result of the implementation of the Charter Amendment Proposal.

ITEM 1: CHARTER AMENDMENT PROPOSAL
General

At the Special Meeting, shareholders will be asked to vote on the Charter Amendment Proposal to approve the adoption of an amendment and restatement of our Amended and Restated Certificate of Incorporation. Such amendment contemplates, among other things, (1) reclassifying our existing common stock as shares of Class A common stock, (2) creating a separate Class B common stock and (3) providing our board of directors the option, in its sole discretion, to exchange all outstanding shares of the Class B common stock into shares of Class A common stock based on an exchange ratio determined by a 20-day trailing volume-weighted average price for each class of stock. Shareholders are not being asked to vote for or against the Distribution (as defined below) at the Special Meeting and may not have the opportunity to vote on any subsequent distributions of Class B common stock in the future, with such determination to be made in the discretion of our Board and subject to applicable stock exchange rules and law. Each holder of our existing common stock will receive a distribution of 0.2 shares of Class B common stock for every one share of existing common stock held on the record date (with cash in lieu of any fractional share interests). We refer to the distribution of securities as the “Distribution.” The Class B common stock is intended to provide holders of existing common stock direct participation in the financial performance of the CORE Assets (as defined below) on a standalone basis separate from our coal mining operations, which are primarily metallurgical coal. If the Charter Amendment Proposal is approved at the Special Meeting and the other conditions to the Charter Amendment Proposal are satisfied (or, where permissible, waived), the Charter Amendment Proposal would be accomplished by amending and restating our Amended and Restated Certificate of Incorporation as described herein and filing the Second A&R Certificate of Incorporation with the Secretary of State of the State of Delaware. The form of the Second A&R Certificate of Incorporation is included in this proxy statement as Annex A.
We intend to apply to list our Class B common stock on the NASDAQ under the symbol “METCB.” It is important to note that if the Charter Amendment Proposal is approved, the Class B common stock would be intended to reflect the separate economic performance of the CORE Assets. We refer to the businesses associated with these assets, collectively as “CORE,” which is an abbreviation for “Carbon Ore-Rare Earth.” Our Board will be permitted to change the initial attribution to our Class B common stock at any time in accordance with the management and allocation policies as described below. Notwithstanding the attribution of CORE to the Class B common stock, our Company would retain legal title to all of our assets. Shareholders should note that after the Charter Amendment Proposal, although the Class B common stock would be intended to reflect or “track” CORE, an investment in this stock will continue to represent an ownership interest in our Company as a whole.
Conditions to the Charter Amendment Proposal

The Charter Amendment Proposal is subject to the following conditions:
(1)
the receipt of approval of the Charter Amendment Proposal at the Special Meeting;

(2)
the effectiveness under the Securities Act of the registration statement on Form S-1;

(3)
the effectiveness of the registration of the Class B common stock under Section 12(b) of the Exchange Act;

(4)
the approval of NASDAQ for the listing of the Class B common stock; and

(5)
the receipt of any other regulatory or contractual approvals that our Board determines to obtain.

None of the conditions listed above, except the last one, may be waived by us. Our Board reserves the right to waive the last condition listed above.

Treatment of Stock Options and Other Awards

Pursuant to the Ramaco Resources, Inc. Long-Term Incentive Plan, as amended (the “Plan”), we have granted to certain employees, officers, directors and other service providers of the Company and its affiliates awards of (i) options to purchase shares of our existing common stock (each, an “Option Award”), (ii) shares of our existing common stock that are subject to certain restrictions and to a risk of forfeiture (each, a “Restricted Stock Award”), and (iii) restricted stock units, which represent the right to receive our existing common stock, cash with an equivalent value or a combination thereof, subject to vesting based on service and/or performance (each, a “Restricted Stock Unit Award”). In connection with the reclassification, we intend to treat the Option Awards, Restricted Stock Awards and Restricted Stock Unit Awards as set forth below.
Option Awards. In connection with the reclassification, each holder of a then-outstanding Option Award will receive a new corresponding award with respect to shares of our Class A common stock, with appropriate adjustments being made to determine the number of shares that may be acquired under, and the applicable exercise price subject to, each such new Class A common stock option award and after giving effect to the reclassification pursuant to the terms and conditions of the Plan. These adjustments will be designed to preserve the value associated with each Option Award prior to the reclassification. In particular, each holder of an outstanding Option Award will receive, with respect to each share of our existing common stock underlying such Option Award, (i) an option to acquire one share of our Class A common stock, and (ii) a distribution of 0.2 shares of our Class B common stock upon exercise of such option, in each case, with cash in lieu of any fractional share interests. Except as described above, all of the terms and conditions of the new Class A common stock option award (including, without limitation, the vesting and forfeiture terms thereof) will, in all material respects, be the same as those of the corresponding existing Option Award.
Restricted Stock Awards. In connection with the reclassification, each holder of a then-outstanding Restricted Stock Award will receive a new corresponding award with respect to shares of our Class A common stock and a new corresponding award with respect to shares of our Class B common stock, with appropriate adjustments being made to determine the number of shares that will be subject to each such new Class A common restricted stock award and Class B common restricted stock award after giving effect to the reclassification, as applicable, pursuant to the terms and conditions of the Plan. These adjustments will be designed to preserve the value associated with each Restricted Stock Award prior to the reclassification. In particular, each holder of an outstanding Restricted Stock Award will receive, with respect to each share of existing restricted common stock held, (i) an award of one share of restricted Class A common stock, and (ii) an award of 0.2 shares of restricted Class B common stock, in each case, with cash in lieu of any fractional share interests. Except as described above, all of the terms and conditions of the new Class A common restricted stock award and Class B common restricted stock award (including, without limitation, the vesting and forfeiture terms thereof) will, in all material respects, be the same as those of the corresponding existing Restricted Stock Award.
Restricted Stock Unit Awards. In connection with the reclassification, each holder of a then-outstanding Restricted Stock Unit Award will receive a new corresponding award with respect to shares of our Class A common stock, with appropriate adjustments being made to determine the number of shares subject to each such new Class A common restricted stock unit award after giving effect to the reclassification, pursuant to the terms and conditions of the Plan. These adjustments will be designed to preserve the value associated with each Restricted Stock Unit Award prior to the reclassification. In particular, each holder of an outstanding Restricted Stock Unit Award will receive, with respect to each restricted stock unit held that is related to a share of our existing common stock, (i) an award of one restricted stock unit that is related to shares of our Class A common stock, and (ii) a distribution of 0.2 shares of our Class B common stock upon settlement of such restricted stock unit, in each case, with cash in lieu of any fractional share interests. Except as described above, all of the terms and conditions of the new Class A common restricted stock unit award (including, without limitation, the vesting and forfeiture terms thereof) will, in all material respects, be the same as those of the corresponding existing Restricted Stock Unit Award.

Treatment of Fractional Shares

You will not receive fractional shares in connection with the Distribution. Instead, the transfer agent will aggregate all fractional shares into whole shares and sell the whole shares at prevailing market prices on behalf of those holders who would have been entitled to receive a fractional share. The transfer agent will determine, in its sole discretion, when, how and through which broker-dealers such sales will be made without any influence by us. We anticipate that these sales will occur as soon as practicable after the reclassification is completed. Those holders will then receive a cash payment in the form of a check or wire transfer in an amount equal to their pro rata share of the total net proceeds of those sales. If you physically hold stock certificates or hold your stock through the transfer agent’s Direct Registration System, your check for any cash that you may be entitled to receive instead of fractional shares of Class B common stock will be mailed to you separately.
It is expected that all fractional shares held in street name will be aggregated and sold by brokers or other nominees according to their standard procedures. You should contact your broker or other nominee for additional details.
Neither we nor the transfer agent will guarantee any minimum sale price for any fractional shares. No interest will be paid on any cash you receive in lieu of a fractional share. The receipt of cash in lieu of fractional shares will generally be taxable to the recipient stockholders. See “Material U.S. Federal Income Tax Consequences.”
Background and Reasons for the Charter Amendment Proposal

Our management and Board periodically review the performance of our Company to determine if changes to our capital structure would better maximize shareholder value, to evaluate and respond to strategic opportunities and to ensure the Company operates in an efficient manner. Based on that review, our management and Board have determined that our current capital structure does not provide investors with sufficient clarity as to all of our businesses and assets. We believe that this has resulted in our existing common stock trading at a discount to the aggregate value of our businesses and assets. Accordingly, our Board has determined that effecting a change in our capital structure, by implementing a tracking stock structure, would benefit our shareholders and our Company. We are issuing the Class B common stock because:
•
We believe that CORE’s non-cost bearing royalty, infrastructure, carbon products and rare earth element (“REE”) assets are forms of passive income that are fundamentally different than our coal mining operations, which may lead CORE to be valued based on the lower risk profile of the majority of such assets;

•
We believe that paying a separate dividend based on the financial performance of CORE in addition to the regular dividend on the Class A common stock, in each case subject to the discretion of our Board, the requirements of applicable law, any statutory or contractual restrictions on the payment of dividends and to any prior rights and preferences that may be applicable to any outstanding preferred stock, can create additional value for holders of existing common stock;

•
Unlike other strategic alternatives to separate the CORE Assets, the Distribution should not be taxable to holders of our existing common stock (except with respect to the receipt of cash in lieu of fractional shares); and

•
We believe that the Class B common stock offers holders of existing common stock an opportunity to directly participate in the potential revenue growth associated with the development of carbon products and REEs through the anticipated dividend of 20% of the revenue attributable to the CORE Assets to holders of our Class B common stock, with the remaining 80% of revenue attributable to the CORE Assets being retained by the Company. The Board believes that the anticipated dividend of 20% of the revenue attributable to the CORE Assets is appropriate for investors in Class B common stock and believes such percentage to be sustainable based on commodity process and production volumes for the foreseeable future.
Upon management’s recommendation and after consultation with our financial and legal advisors, our Board determined that the Charter Amendment Proposal is advisable and in the best interests of our Company and our shareholders.
Positive Aspects of the Charter Amendment Proposal
In arriving at its determination and recommendation, our Board, with the assistance of its advisors, considered, among other things, the following:
•
Increased transparency for investors. The creation of the Class B common stock and attribution of CORE to the Class B common stock will permit the market to review separate, attributed information about the more focused group of assets and associated liabilities. The creation of this tracking stock will also improve visibility with respect to the businesses and investments our Company owns. The tracking stock structure will provide increased focus and additional clarity with respect to all of our businesses and assets. Following the Charter Amendment Proposal, the investment community will be able to better analyze the performance of our Company, as well as more accurately benchmark our business against comparable businesses in the metallurgical coal industry. We believe this increased transparency will encourage greater market recognition of the value of all of our businesses and assets, reduce the discrepancy between our market capitalization and the fair market value of our assets and enhance shareholder value.

•
Greater access to capital markets. The implementation of the tracking stock structure should increase investor awareness of CORE attributed to the Class B common stock, which will potentially provide a better alignment of investor bases and permit our investors to pursue distinct investment strategies. This will also permit our Company to raise capital for the distinct needs and requirements of CORE by offering equity that tracks the performance of the business and assets attributed to that business. In addition, by better reflecting the economic performance of this more focused group of assets, the new tracking stock structure should allow us to take greater advantage of periods when the Class B common stock is valued more favorably than the Class A common stock, thereby permitting us to raise capital on better terms for the Class B common stock than might otherwise be the case.

•
Facilitate strategic acquisitions and the creation of attractive acquisition currencies tailored to the businesses and investments of the tracked assets. The implementation of the tracking stock structure should facilitate strategic acquisitions by our Company by creating a stronger, more focused acquisition currency. Sellers of assets to be attributed to the Class B common stock will have a greater opportunity to participate in any gains enjoyed by the acquired company and similar or complementary businesses attributed to the Class B common stock through receipt of the tracking stock.

•
Greater investor choice. The reclassification of our existing common stock into Class A common stock and the Distribution of Class B common will allow our shareholders and future investors greater choice, depending on their particular investment objectives, to own one or more of two separate securities.

•
Advantages of doing business under common ownership. In contrast to a spin off, the Charter Amendment Proposal will allow us to retain the advantages of doing business as a single company, thereby allowing CORE attributed to the Class B common stock to capitalize on relationships attributed to the Company as a whole. As part of a single company, the business and assets tracked by the Class B common stock will continue to take advantage of the strategic, financial and other benefits of shared managerial expertise, synergies relating to technology and purchasing arrangements, consolidated tax benefits, a consolidated credit rating and hence lower borrowing costs in some instances, and cost savings in corporate overhead and other expenses.

•
Preserves capital structure flexibility. The terms of our Second A&R Certificate of Incorporation will preserve the ability of our Board to unwind the tracking stock capitalization while retaining future restructuring flexibility by preserving our ability to undertake future asset segmentation and capital restructurings.

Potential Negative Aspects of the Charter Amendment Proposal
Our Board also evaluated the potential negative aspects of the Charter Amendment Proposal, including the following:
•
Uncertainty of market valuation. There can be no assurance as to the degree to which the market price of the Class B common stock will reflect the separate economic performance of CORE attributed to the Class B common stock, or whether our market capitalization after the Charter Amendment Proposal will exceed the market capitalization of our existing common stock.

•
Expansion of the Board’s responsibilities. Our Second A&R Certificate of Incorporation can be expected to expand our Board’s responsibilities due to the need for our Board to review any matter involving a potential conflict of interest between or among the holders of Class A common stock and Class B common stock, among other matters.

•
Creation of potential diverging or conflicting interests. Our Second A&R Certificate of Incorporation may create additional, potentially diverging or conflicting interests among the holders of our tracking stock and our Class A common stock due to the creation of the tracking stock, and complex issues may arise in resolving such conflicts that effectively require our Board to benefit one class of shareholders more than the other.

•
Uncertainty of market reaction to tracking stock decisions. The market value of the Class B common stock could be affected by the market reaction to decisions by our Board and management that investors perceive as affecting the Class B common stock differently as compared to the Class A common stock. These decisions could include decisions regarding business transactions or the allocation of assets, expenses, debt or other financial liabilities to the Class B common stock.

•
Potential adverse tax consequences. The tax treatment of the Charter Amendment Proposal is subject to some uncertainty, and the Board considered the possibility that the IRS could successfully assert that the receipt of Class B common stock is taxable to the holders of our existing common stock and/or to us. The Board considered the fact that if the IRS were successful in such a claim, material adverse tax consequences could result to holders of our existing common stock and us.

•
Index Eligibility. Tracking stocks and companies with multiple share class structures are not eligible for inclusion in the S&P Composite 1500, S&P 500, S&P 400 and S&P 600. We would remain eligible for inclusion in the S&P Total Market Index.

Our Board determined that the positive aspects of the Charter Amendment Proposal outweighed the negative aspects and concluded that the Charter Amendment Proposal is in the best interests of our Company and our shareholders. In light of the number and variety of factors that our Board considered, our Board believes it is not practicable to assign relative weights to the factors discussed above, and accordingly, our Board did not do so.
Management and Allocation Policies

In connection with the Charter Amendment Proposal, we will implement the management and allocation policies described below which are designed to assist us in managing and separately presenting the revenue attributed to the Class B common stock. We do not expect to formally adopt any management and allocation policies other than those described herein and in the prospectus relating to the Distribution.

As a general principle, we expect that all material matters in which holders of our Class A common stock and Class B common stock may have divergent interests will continue to be generally resolved in a manner that is in the best interests of our Company and all of our shareholders after giving fair consideration to the interests of the holders of each class of stock, as well as such other or different factors considered relevant by our Board (or any committee of the Board authorized for this purpose).
Policies Subject to Change Without Shareholder Approval
We have set forth below the management and allocation policies as we expect them to be effective upon completion of the Charter Amendment Proposal. We are not requesting shareholder approval of these policies.
Our Board may, without shareholder approval, modify, change, rescind or create exceptions to these policies, or adopt additional policies. Such actions could have different effects upon holders of our Class A common stock and Class B common stock. Our Board will make any such decision in accordance with its good faith business judgment that such decision is in the best interests of our Company and the best interests of all of our shareholders as a whole.
Any such modifications, changes, rescissions, exceptions or additional policies will be binding and conclusive unless otherwise determined by the Board. We will notify our shareholders of any material modification, change or exception made to these policies, any rescission of these policies or adoption of any material additions to these policies through the filing of a Current Report on Form 8-K within four business days thereafter. However, we will not notify our shareholders of any modification, change, exception, rescission or addition to these policies if we determine that it is not material to the holders of our Class A common stock, on the one hand, or holders of our Class B common stock, on the other hand, in each case with such holders taken together as a whole.
Description of the Class B Common Stock
The Class B common stock is being issued and distributed via a proposed dividend to the holders of existing common stock (the “Distribution”). The Distribution will provide holders of existing common stock with direct participation in the financial performance of the CORE Assets on a standalone basis separate from our existing coal mining operations, which are primarily metallurgical coal. Each holder of existing common stock will receive 0.2 shares of Class B common stock for every one share of existing common stock held on the record date (with cash in lieu of any fractional share interests). The Class B common stock is expected to pay a cash dividend based on the financial performance of the CORE Assets, which consists of three non-cost bearing revenue streams:

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Coal Infrastructure Assets which will be based on a fee of $5.00 per ton of coal processed in our preparation plants and a fee of $2.50 per ton of loaded coal by the Company’s rail load out facilities;

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Coal Royalty Fees of approximately 3% of Company produced sales revenue on average; and

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Carbon Product Related Assets constituting future income derived, if and when realized, from operations at Ramaco Carbon which include advanced carbon products and potential future critical mineral/rare earth elements production in Ramaco’s operations in Wyoming.

Subject to the discretion of our Board, the requirements of applicable law, any statutory or contractual restrictions on the payment of dividends and to any prior rights and preferences that may be applicable to any outstanding preferred stock, we expect to pay a dividend equal to 20% of the revenue attributable to the CORE Assets to holders of our Class B common stock, with the remaining 80% of revenue attributable to the CORE Assets being retained by the Company. The timing and amount of dividends declared in future periods will depend on, among other things, (a) our earnings, earnings outlook, production, processing and shipping levels, financial condition, cash flow, cash requirements and our outlook on current and future market conditions, (b) our overall liquidity, (c) the restrictive covenants in our Credit and Security Agreement, dated November 2, 2018 (as amended or amended and restated) with KeyBank

National Association, as the administrative agent, and other lenders party thereto (the “Credit Agreement”), and any future debt instruments that we may enter into and (d) provisions of applicable law governing the dividends.
We will adjust the amount of our Class B common stock dividend for the period from the closing of the Distribution through the end of the quarter in which the Distribution occurs, based on the actual length of the period. Dividends for the Class B common stock will not be paid for quarters prior to the Distribution. There is no guarantee that we will pay cash dividends to our Class B stockholders each quarter.
Description of the CORE Assets
CORE is not a separate legal entity and holders of our Class B common stock will not own a direct interest in the CORE Assets. Holders of the Class B common stock will be stockholders of Ramaco Resources and will be subject to all of the risks and liabilities of the Company as a whole. The Class B common stock will vote with the Class A common stock as a single class on all matters on which the Class A common stock is entitled to vote and will not have any specific voting rights or governance rights with respect to CORE. Subject to the requirements of applicable law, any statutory or contractual restrictions on the payment of dividends and to any prior rights and preferences that may be applicable to any outstanding preferred stock, all dividends will be reviewed quarterly and declared by our Board at its discretion.
In the Distribution, shares of our Class B common stock will be issued to holders of record as of the close of business, New York City time, on                 , 2023, which will be the record date. Each holder will receive 0.2 shares of Class B common stock for every one share of existing common stock held on the record date (with cash in lieu of any fractional share interests). The Distribution should not be taxable to holders of our existing common stock, except with respect to the receipt of cash in lieu of fractional shares.
The CORE assets include (collectively, the “CORE Assets”):
Coal Royalties
CORE’s coal royalties primarily consist of coal properties owned in fee or under long-term leases that are leased or subleased to Ramaco Resources (approximately 95% of such leased properties) and various third parties. Such lessees pay a royalty based on the amount of coal mined and the realized price per ton. At present, CORE’s coal royalties do not include the Knox Creek Complex, which accounted for approximately 9% of Ramaco Resources’ production for the year ended December 31, 2022. CORE’s coal reserves are located in central and southern West Virginia, southwestern Virginia and southwestern Pennsylvania and present advantaged geologic characteristics such as relatively thick coal seams in the deep mines, a low effective mining ratio at the surface mines, and desirable metallurgical coal quality. As of December 31, 2021, the CORE Assets include approximately 38 million reserve tons and 473 million measured and indicated resource tons and an estimated 43 million tons that we believe will qualify as reserves or measured, indicated and inferred coal resources from the Amonate Assets, which excludes the Knox Creek Complex and other non-royalty producing properties. A technical study is ongoing with respect to the Amonate Assets, and the reported tonnage thereof is currently not compliant with Item 1300 of Regulation S-K. Because CORE leases properties to Ramaco Resources and third parties for development, CORE is able to benefit from production from our properties without investing capital or incurring operating expenses. We anticipate that CORE’s coal royalties (which excludes production from the Knox Creek Complex) will be based on Ramaco Resources’ annual sales of approximately 3.7 million tons of coal in 2023. We anticipate that CORE will receive royalty payments of approximately $19 million in 2023 based on existing sale contracts and the current forward market prices for coal similar in quality to ours. Going forward, we believe that we will be able to (i) take advantage of any future increases in U.S. and global benchmark coal prices, (ii) opportunistically increase the amount and prices of our projected production that is directed to both the domestic and the export markets, and (iii) capture favorable differentials between domestic and global benchmark prices. That is expected to, in turn, increase the amount of royalty revenue CORE receives from coal production at our properties. In the future, we may also choose to add certain additional coal reserves to CORE, increasing royalty income sources in the future. CORE’s coal royalties are currently generating royalty income from properties mined by Ramaco Resources (and third parties), including the Elk Creek Complex, the Berwind Complex and minimum royalty payments on our currently non-producing RAM Mine, each as described below.

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Elk Creek Mining Complex:   CORE’s Elk Creek Complex in southern West Virginia, our flagship complex, began production in late December 2016. The Elk Creek property consists of approximately 20,200 acres of controlled mineral and contains 16 coal bearing seams that we believe can be economically mined. Nearly all seams contain high-volatile coal accessible at or above drainage. Additionally, almost all of this coal is high-fluidity, which is an important quality for high-volatile coal. We currently market most of the coal produced from the Elk Creek Complex as a blended high-volatile A/B product. When segregated, a portion of the coal can be sold as a high-volatile A product for a premium. The market for Elk Creek production is principally North American coke and steel producers, but we also market coal to a geographically diverse group of international customers and occasionally to coal traders and brokers for use in filling orders for their blended products. Ramaco Resources has leased from CORE enough reserves to mine the Elk Creek Complex for more than 20 years under its current mine plans. We estimate that the Elk Creek Complex contains approximately 29 million tons of coal reserves and 223 million tons of measured and indicated coal resources and expect the Elk Creek Complex to sell approximately 2.4 million tons in 2023. CORE currently has two lease arrangements with Ramaco Resources at the Elk Creek Complex, with initial terms of the leases of 10 years and secondary terms ranging from five to 10 years. Each lease continues to renew until the exhaustion of all mineable and merchantable coal. Our lease arrangements at the Elk Creek Complex currently require Ramaco Resources to pay royalties ranging from 0% to 10% of the realized price per ton of coal produced. CORE also subleases certain controlled minerals at the Elk Creek Complex to third-party sublessees. This sublease is for an initial term of five years, one additional secondary term of five years (unless the sublessee gives notice of its intent not to renew) and evergreen extensions for additional one-year terms until exhaustion of all mineable and merchantable coal. The sublessee is required to pay both a minimum annual royalty per year and a per ton production royalty of approximately 10%. In order to meet increased capacity anticipated from a throughput upgrade at the Elk Creek preparation plant (as described below), we began development work on additional low-cost, high-volatile underground and surface mines at the Elk Creek Complex, with production having begun during the second quarter of 2022 and with full levels of productivity expected by mid-2023. Additionally, as further described below, our Board has approved an upgrade at the Elk Creek preparation plant to take the plant’s annual capacity from roughly 2.1 million tons to roughly 3.0 million tons.

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Berwind Mining Complex:   CORE’s Berwind Complex is located on the border of southern West Virginia and southwest Virginia and is geographically well-positioned to fill the anticipated market for low-volatile coals. The Berwind Complex consists of approximately 47,200 acres of mineral, including the Amonate Assets described in more detail below. Development of the Berwind Complex began in late-2017 in the Pocahontas No. 3 seam and has since sloped up to current mining in the thicker Pocahontas No. 4 seam. In 2020, we suspended development at the Berwind Complex due to lower pricing and demand largely caused by the economic effects of COVID-19. In early-2021, as pricing and demand improved, the Berwind Complex development resumed and Ramaco Resources successfully reached the Pocahontas No. 4 seam in late-2021. During the ramping of production at the Berwind Complex, on July 10, 2022, Ramaco Resources discovered that a material methane ignition had occurred at its Berwind mine, which is one of three active mines at the Berwind Complex. The other two mines have resumed production. The cause of the ignition is presently unknown. Ramaco Resources, in conjunction with the appropriate state and federal regulatory authorities, have been conducting a full investigation into the incident, which is still ongoing. The mine was idle at the time of the incident, and there were no personnel in the mine nor any injuries or fatalities. Due to the need to make the mine atmosphere in the mine safe for exploration and recovery, Ramaco Resources has been permitted to re-enter the mine with a mine rescue team accompanied by state and federal agency personnel to reestablish mine ventilation. The mine has now been rendered safe for the underground site investigation related to the ignition event to commence. That investigation has not progressed to the point to allow a full assessment of the damages incurred or a determination of a final remediation and restart plan. As a result, no entries have been recorded for a potential loss relating to this matter. Production from the Berwind mine is expected to be approximately 0.2 million tons in 2023. We assume that production will resume in the Berwind mine in the second quarter of 2023 for our CORE projections. At full production, including the Amonate Assets and the resumption of full production at the temporarily closed Berwind mine, we expect to sell approximately 0.8 million tons in 2023. We estimate that the Berwind Complex, excluding the Amonate Assets, contains approximately 9 million tons of coal reserves and 238 million tons in-place of measured and indicated coal resources with a mine life of over 20 years, and we estimate that the Amonate Assets contain an additional 43 million tons which we believe will qualify as reserves or measured, indicated and inferred coal resources. A technical study is ongoing with respect to the Amonate Assets, and the reported tonnage thereof is currently not compliant with Item 1300 of Regulation S-K. CORE has leased its property interests at the Berwind Complex other than the Amonate Assets from a third-party lessor until August 2030. Thereafter, the lease extends for one-year periods until the reserves are exhausted. CORE currently has two subleases to Ramaco Resources at the Berwind Complex, each with an initial term of five years. The subleases renew in evergreen periods of five years each until exhaustion of all mineable and merchantable coal. Ramaco Resources is required to pay both minimum annual royalties and per ton production royalties under the subleases and an override royalty on the underground lease. As referenced above, in December 2021, Ramaco Resources acquired what were called the Amonate Assets from Coronado Global Resources Inc., which now operate as part of the overall Berwind Complex, commencing production in March 2022. The acquisition primarily consisted of low and mid-volatile coal reserves and resources. It also included several additional permitted mines and an idled 1.3-million ton per annum capacity coal preparation plant with a rail loading facility, all of which has been refurbished and began operation in the fourth quarter of 2022. The Amonate Assets are currently both owned in fee as well as leased from third-party owners. The coal preparation and rail load out facilities acquired with the Amonate Assets will serve the entire Berwind Complex and will generate revenue for CORE on a percentage of the realized sales price. Production from the Berwind Complex will generate revenue for CORE based on an aggregate effective royalty of ranging from approximately 1.5% to 7% per ton fee for coal produced and loaded.

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Knox Creek Complex:   The Knox Creek coal reserves and resources are currently leased from third-party owners and will not be included in the CORE Assets initially. However, as discussed below, the Knox Creek Complex will produce CORE infrastructure revenue based on a fee of $5.00 per ton of coal processed and a fee of $2.50 per ton of loaded coal using the Knox Creek coal preparation facilities, which will serve the entire Knox Creek Complex. The Knox Creek Complex consists of approximately 62,100 acres of controlled mineral, a 650 tons per hour preparation plant and a coal-loading facility with a refuse impoundment. Rail service is provided by Norfolk Southern. In the fourth quarter of 2019, Ramaco Resources acquired multiple permits for mining at the Knox Creek Complex. These permits are in close proximity to our Knox Creek preparation plant and loadout infrastructure and provide immediate access to two separate mining areas in Southwestern Virginia. We have spent approximately $6.0 million of capital to develop a high-volatile A coal mine in the Jawbone seam. The mine has been developed up to the coal face and may be placed into production in the future. The second mining area is a surface mining operation known as the Big Creek mine in the Tiller seam that began production in August 2021 and is currently being mined via surface and highwall mining methods. We added a highwall miner at this mine in the fourth quarter of 2021, as well as our Big Creek Jawbone mine in 2022 and anticipate sales of approximately 0.4 million tons of primarily mid-volatile coal for the year ending December 31, 2023. We estimate that the Knox Creek Complex contains approximately 1.1 million tons of coal reserves and 296 million tons of measured and indicated coal resources and we expect Big Creek to continue production at these levels for approximately three years.

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RAM Mine:   CORE’s RAM Mine is located in southwestern Pennsylvania and consists of approximately 1,570 acres of controlled coal resources. Subject to the issuance of a final mining permit and satisfactory market conditions, the RAM Mine is expected to go into operation within 12 to 18 months of final permit issuance. Production of high-volatile coal from the Pittsburgh seam at the RAM Mine is planned from a single continuous-miner room-and-pillar underground operation. The mine is in close proximity to Pittsburgh area coke plants and in particular the U.S. Steel Clairton plant, the largest coking facility in the United States. The Pittsburgh seam coal has historically been a key feedstock for these coke plants. Operation of our RAM Mine may require access to a newly constructed preparation plant and loading facility, third-party processing or direct shipment of raw coal product. We currently expect that coal from the RAM Mine will be transported to our customers by highway trucks, rail cars or by barge on nearby river systems. Upon commencement of mining, we estimate that the mine will produce at an annualized rate of between 300,000 and 500,000 tons with an estimated 10 years of mining life. The Ram Mine contains an estimated 11 million tons of coal measured and indicated resources. CORE currently has one lease arrangement with Ramaco Resources at our RAM Mine, with an initial term of 10 years expiring in August 2025, and with the right to extend for an additional term of 10 years unless Ramaco Resources elects not to renew, and thereafter automatic one-year renewals until exhaustion of all mineable and merchantable coal. Ramaco Resources is required to pay both minimum annual royalties and per ton production royalties of approximately 5% of realized sale price.
Coal Infrastructure Assets Revenue
CORE’s coal infrastructure assets currently consist of coal preparation plants at each of the Elk Creek Complex, the Berwind Complex and the Knox Creek Complex, as well as rail-car loading facilities at the Elk Creek Complex, the Berwind Complex and the Knox Creek Complex. CORE’s infrastructure revenue will be calculated based on a fee of $5.00 per ton of coal processed and a fee of $2.50 per ton of loaded coal using the CORE Assets. CORE’s per ton processing and loading fees will be subject to redetermination at the discretion of our Board. CORE will not be allocated any capital or operating costs. Through the year ended December 31, 2022, we estimate that CORE would have recognized pro forma $17 million of infrastructure assets revenue from our Elk Creek, Berwind and Knox Creek preparation plants and rail load-outs. The infrastructure assets revenue associated with the existing CORE infrastructure assets is projected to be $27 million in year ending December 31, 2023 based on projected throughput.

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Elk Creek Facilities:   Elk Creek Complex coal production is processed through a 700 raw-ton-per-hour preparation plant operated by Ramaco Resources. The plant has a large-diameter (48”) heavy-media cyclone, dual-stage spiral concentrators, froth flotation, horizontal vibratory and screen bowl centrifuges. The rail load-out facilities at the Elk Creek Complex are capable of loading 4,000 tons per hour and a full 150-car unit train in under four hours. The load-out facility is served by the CSX railroad. There are no third parties utilizing our rail facilities. In 2021, Ramaco Resources shipped 2.0 million tons of Company produced coal from the Elk Creek Complex, 95% of which was processed at the Elk Creek preparation plant and 97% of which was shipped out via rail loadout. At a fee of $5.00 per ton of processed coal and $2.50 per ton of loaded coal, this would have equated to $15 million of revenue in 2021. Through the year ended December 31, 2022, CORE would have recognized pro forma $13 million of revenue from our preparation plant and rail load-out. During 2022, we began work on a throughput upgrade at the Elk Creek preparation plant. This upgrade, which has been approved by our Board, is expected to raise the nameplate processing capacity to approximately 1,150 raw tons per hour and annual processing capacity from this complex to approximately 3.0 million tons per year. We anticipate that this upgrade will be completed in the second quarter of 2023.

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Knox Creek Facilities:   The Knox Creek preparation plant has a capacity of processing 750 tons of raw coal per hour. In 2021, Ramaco Resources shipped 0.2  million tons of coal, the majority of which was produced at the Berwind Complex. All such coal was processed at our Knox Creek preparation plant and 68% of which was shipped via our rail load-out. At a fee of $5.00 per ton of processed coal and $2.50 per ton of loaded coal, this would have equated to $3 million of revenue in 2022. Through the year ending December 31, 2022, CORE would have recognized pro forma $4 million of revenue from our Knox Creek preparation plant and rail load-out. This is inclusive of coal that was produced at the Berwind Complex and trucked to the Knox Creek Complex. We also process small amounts of coal purchased from other independent producers at the Knox Creek preparation plant and load-out facilities.
Carbon Products
In 2011, Ramaco Carbon, LLC (“Ramaco Carbon”) acquired one of the largest fee owned private thermal coal deposits in the western United States from a subsidiary of The Brink’s Company. The property was planned and permitted over several years and is now called the Brook Mine property. The Brook Mine property is located in the northern Powder River Basin near Sheridan, Wyoming and encompasses approximately 16,000 acres. REE’s have been discovered in and around the coal seams contained on the Brook Mine property. In response to a fundamental shift in the U.S. coal-fired power generation market, which reduced demand for Powder River Basin coal, Ramaco Carbon, initiated a program to investigate alternative uses of its substantial coal resources. Over the past nine years, CORE has partnered with several research institutes, universities, strategic partners and, importantly, two Department of Energy National Laboratories spearheading U.S. national efforts to develop coal-to-carbon technology. CORE has secured exclusive licensing agreements from both the ORNL and the NETL for the research and development of a wide range of potential commercial applications of coal-to-carbon-based products and materials. As a result of its early initiative and research work to-date, CORE now has an industry leading position in the development of a coal-to-carbon products industry with 53 patented or patent pending processes to cost effectively convert coal to high value products.

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Carbon Products Business Opportunity:   Although we currently expect no carbon product revenue in 2023, to commercialize the substantial Brook Mine coal deposits, we have developed a vertically integrated business plan that envisions the mining of coal that can be processed onsite into much higher value carbon products using our patented processes as well as the extraction and processing of high value REEs. The residual coal can then be sold into the thermal coal market with the proceeds being used to partially, or fully, fund the operating costs of mining, depending on the then prevailing price of Powder River Basin thermal coal. CORE could enter into an agreement with Ramaco Resources or a third party to develop the Brook Mine property and supply feedstock to carbon products manufacturing plants under long-term contracts, which could provide a royalty income stream to CORE in the future if successfully placed into production. The scope of CORE’s research and development efforts is shown below by the different product examples that CORE has established as its material pillars. These coal-to-carbon product materials have strategic, wide-ranging relevancy in several essential market segments.

Market Segments
Material	Building Products	Electric Vehicles	Renewable Energy	Electronics
Graphene	✓	✓	✓	✓
Graphite		✓		✓
Carbon Fiber	✓	✓	✓
Rare Earth Elements		✓	✓	✓
The initial carbon product material that we believe can be commercialized over the next two years is graphene. Graphene has an established market that allows for both cost and quality substitution.

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Graphene:   Graphene is a two-dimensional single sheet of carbon atoms arranged in a hexagonal pattern that can exhibit stiffness, high thermal and electrical conductivity, strong chemical durability and high electron mobility. These properties may impart mechanical strength, corrosion resistance, durability, fracture toughness, thermal/electrical conductivity, and unique optical properties (emission and detection) to devices and composites. CORE has received three issued patents related to methods for producing and/or utilizing graphene from thermal carbon ore. The first multilayer form is suited for high volume bulk applications in the building products industry, where it can be used as a concrete additives admixture for cement and as an additive for paints and coatings. It also reduces water permeability in paint/cement, which makes the product stronger, and allows it to last longer.
In the medium-term, we are optimistic about the next carbon product materials in development. While we do not believe these products will be commercialized over the next two years, we do believe that commercialization will be realized soon after graphene. Similar to graphene, these materials have established markets that allow for cost and quality substitution.

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Graphite:   Graphite is similar to graphene, but with multiple sheets of carbon atoms arranged on top of each other to form a larger and thicker flake. Graphite still exhibits a high thermal and electrical conductivity property, making it a preferred material for battery and capacitator applications. CORE is working collaboratively with Oak Ridge National Lab to scale up the production of graphite from a coal feedstock. This Graphite will be tested at Oak Ridge’s lab to prove the increased efficiency of energy transfer, high cycle resilience, and faster battery charging.

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Carbon Fiber:   Carbon Fiber (“CF”) is a thin but strong thread-like material usually woven or formed together to form a final product. CORE has two product streams designated to CF, the structural fiber and activated melt-blown fibers. Structural fiber will use an upgraded coal precursor to melt spin fibers for high strength and heavy stress needs. This structural fiber is stronger than steel and lighter than aluminum, and fits in applications such as aerospace, automotive, and high-end sporting equipment. Melt blown fibers will use a coal precursor and offer a solution in both the insulating ability and the ability to be activated and function as a filtration unit. This insulation made from CF will perform in high temperature application needs such as large furnaces and other industrial spaces, as well as scenarios where fire-proofing is key. The major benefit for the melt blown is the ability to make monoliths and be able to sequester molecules, such as CO2, from the air and water. CORE is currently finding partners to collaborate with to test this in a real-world setting, such as waste water treatment plants and cement manufactures.

CORE has been in discussion with various parties, including Ramaco Resources, about licensing certain of its carbon products technologies for the manufacture of carbon products in facilities at the iPark property. If CORE is successful in negotiating agreements with third parties interested in manufacturing carbon products using Carbon Ore sourced from the Brook Mine property, CORE could receive future licensing fees from its patents and intellectual property, royalties on production at the Brook Mine property and lease income on the iPark property. We estimate that the commencement of carbon products commercial manufacturing could have a lead time of two to five years dependent on the product or material involved.

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Carbon Products Facilities:   CORE has also developed the Carbon Advanced Material Innovation Center. The iCAM is located contiguous to the Brook Mine property and has laboratory facilities to continue important research alongside national labs, other research institutes, and universities. We expect that the applied research will continue to develop new coal-to-carbon products applications. CORE has received five research grants from national labs to date, and its independent research efforts have resulted in six granted U.S. patents, one granted South African patent, two allowed U.S. patent applications, and approximately 44 more currently in process throughout various countries ranging from process to end product patents. CORE also has established research and development relationships with the NETL, the ORNL and several other leading research universities and private research organizations. CORE also has the iPark, contiguous to the Brook Mine property and the iCAM, designed to house initial coal-to-carbon products manufacturing facilities. Future manufacturing operations can purchase or lease land at the iPark complex from CORE. To maximize logistical cost advantage, it is envisioned that these production facilities will purchase carbon feedstock from the Brook Mine property and convey the carbon ore to the processing plants at the iPark.
Rare Earth Elements
Although we currently expect no revenue from REEs in 2023, the following is a discussion of developments pertaining to REEs that have been discovered within the Brook Mine property, which is in addition to a large coal deposit at the Brook Mine property. REEs are naturally occurring elements which are critical to a multitude of end markets including renewable energy, rechargeable batteries, consumer electronics, EVs, defense, medicine, agriculture, high-tech and chemical industries, many of which are experiencing rapidly increasing demand. The United States has long been dependent on foreign sources, primarily China, to serve domestic markets requiring REE materials for manufacturing. Congress and the Department of Energy have earmarked millions of dollars to develop REEs. Since 2014, the NETL, has been identifying high potential domestic sources of REEs as strategically critical to the United States economy and national security. The NETL has been engaged in research and development focused on the identification, extraction, separation and recovery of concentrated REE minerals from coal-based sources. Through a partnership within a Cooperative Research and Development Agreement, the NETL is working with CORE to assess REE occurrences in coal deposits and related sedimentary strata at CORE’s Brook Mine property. Based on early sampling and analysis, the results of the NETL’s initial analysis of the Brook Mine property and external analysis from Weir International, Inc. have shown REE concentrations characterized by the NETL as “very promising.” The initial NETL analysis revealed concentrations with a potentially world-class REE accumulation of middle REEs and heavy REEs shown in the graph below. The graph compares the relative concentration of REEs within the Brook Mine property (shown in blue) to known REE mines/deposits around the world:
Figure — Plot contrasting the Brook Mine samples versus other worldwide commercial REE ore bodies. This documents the significant promise of the Brook Mine REE deposits, which fall along the promising to highly promising spectrum for the full range of REEs, including the highly valued medium and heavy REEs. Based on this NETL data from 2020, the Brook Mine would rank as among the highest concentrations of REEs found in any deposits on a world-wide basis, including Chinese deposits.
Between November 2021 and February 2022, we completed a comprehensive drilling and coring exploration program consisting of 14 new drillholes targeting three coal seams within the Brook Mine property. Zones of elevated REEs were identified, with several intervals for REEs in two of the holes nearing 1,500 ppm. We intend to continue to assess the REE development potential of the Brook Mine property through an ongoing 99-hole core drilling program, which we initiated in April 2022 with additional sampling analysis conducted by the NETL. This additional coring will also be used to assess the economic potential for REE recovery within the Brook Mine property. Through December 31, 2022, 61 cores have been drilled with the rest to be completed during the first half of 2023. We also initiated a process to utilize XRF scanners to assist in determining the presence of REEs in the field. More extensive testing and analysis is planned by the NETL to determine the size and areal extent of the REE deposit. It is estimated that the Ramaco Resources capital expenditure associated with the REE drilling program will total approximately $2 million in 2022. This current drilling program will supplement an established 3,500 ft. sampling grid for the targeted coal seams within the Brook Mine property permit area. As a result of new drilling activity contemplated by the current drilling program, we expect the sampling grid to decrease to approximately 1,500 ft. Once completed, the additional drill core and analyses is expected to significantly enhance CORE’s understanding of both the deposit zones containing concentrations of REEs as well as the REE spatial distribution within the Brook Mine property. Assuming that these efforts confirm the commercial viability of mining REEs, CORE could likely enter into a lease and royalty agreement with Ramaco Resources, or another party, to mine and commercially develop both the REEs and the coal.
Fiduciary and Management Responsibilities
Because CORE will continue to be part of the Company, our directors and officers will have the same fiduciary duties to shareholders of our Company as a whole (and not to the holders of the Class B common stock). Under applicable law, absent an abuse of discretion, a director or officer will be deemed to have satisfied his or her fiduciary duties to us and our shareholders if that person is independent and disinterested with respect to the action taken, is adequately informed with respect to the action taken, and acts in accordance with his or her good faith business judgment in our interests and the interests of all of our shareholders as a whole. Our Board and chief executive officer, in establishing and applying policies with regard to allocation of assets, liabilities, debt, corporate overhead, taxes, interest, corporate opportunities and other matters, will consider various factors and information which could benefit or cause relative detriment to the shareholders of the Class A common stock and Class B common stock, respectively, and will seek to make determinations which are in our best interests and the best interests of our shareholders as a whole. If and when there are conflicting interests between the holders of Class A common stock and Class B common stock, our directors will use good faith business judgment to resolve such conflicts.
Dividend Policy
We currently pay a cash dividend of $5.0 million per quarter ($20.0 million annualized) on the existing common stock. We recently announced an increase of the cash dividend to $5.5 million per quarter ($22.0 million annualized) on the existing common stock. Subject to the timing of the Distribution, we would anticipate the initial cash dividend payment on the Class B common stock to be made in the third quarter of 2023, based on actual second quarter of 2023 results. We estimate that cash available for dividend on our Class B common stock will be $2.28 million, $2.70 million and $2.63 million for the quarters ending June 30, 2023, September 30, 2023 and December 31, 2023, respectively, or $7.61 million for the year ending December 31, 2023. Each dividend will be based on actual results and paid the following quarter. Thus, it is expected that the final dividend of $2.63 million included in the $7.61 million above for 2023 will be paid out in the first quarter of 2024. We will adjust the amount of our Class B common stock dividend for the period from the closing of the Distribution through the end of the quarter in which the Distribution occurs, based on the actual length of the period. For illustration in 2023, if the Class A common stock cash dividend remained constant at $22.0 million and we additionally paid an estimated dividend of $5.0 million on the Class B common stock, which is based only on third quarter and fourth quarter cash payments, the cash dividends from the shares of Class A common stock and Class B common stock would total $27.0 million. Annualized, anticipated second half of 2023 payments would equate to $32.0 million in cash dividends from the shares of Class A common stock and Class B common stock. The dividend yield for these combined payments would be based upon the stock price at the time. There is no guarantee that we will pay cash dividends to the holders of our Common Stock, including our Class B common stock, each quarter. Aside from the dividend policy described in this proxy statement and in the prospectus relating to the Distribution, we do not currently have or expect to have a separate dividend policy.

The 2023 quarterly dividend payments on the Class B common stock would be made based on the performance of the CORE Assets and are estimated below based on an anticipated dividend distribution of 20% of the revenue attributable to the CORE Assets to holders of our Class B common stock, with the remaining 80% of revenue attributable to the CORE Assets being retained by the Company. The dividends for our Class A common stock and Class B common stock will be consistent with this publicly disclosed dividend policy, which may be modified by our Board from time to time.
Our ability to pay dividends is subject to the discretion of our Board, the requirements of applicable law, any statutory or contractual restrictions on the payment of dividends, any prior rights and preferences that may be applicable to any outstanding preferred stock and commercial factors, whether or not attributable to the CORE Assets. We may lack sufficient cash to pay dividends to our Class B stockholders due to cash flow shortfalls attributable to a number of factors, many of which are beyond our control, as well as increases in corporate level general and administrative expenses, principal and interest payments on our outstanding debt, tax expenses, working capital requirements and anticipated cash needs. The timing and amount of dividends declared will depend on, among other things: (a) our earnings, earnings outlook, production, processing and shipping levels, financial condition, cash flow, cash requirements and our outlook on current and future market conditions, (b) our overall liquidity, (c) the restrictive covenants in the Credit Agreement and any future debt instruments and (d) provisions of applicable law governing the payment of dividends.
The revenues attributable to CORE may be highly volatile, and we cannot predict with certainty the amount of cash, if any, that will be available for distribution as dividends in any period. Also, there may be a high degree of variability from period to period in the amount of cash, if any, that is available for the payment of dividends.
Description of Class B Common Stock Under Our Second A&R Certificate of Incorporation and Comparison to Our Existing Common Stock Under Our Current Amended and Restated Certificate of Incorporation
The following is a description of (i) the terms of our existing common stock under our Amended and Restated Certificate of Incorporation and (ii) the terms of our Class A common stock and Class B common stock under our Second A&R Certificate of Incorporation, including a comparison of such terms. The following discussion is qualified by reference to the full text of our Second A&R Certificate of Incorporation, which is included as Annex A to this proxy statement.

Our Amended and Restated Certificate of Incorporation	Our Second A&R Certificate of Incorporation
Authorized Capital Stock

Ramaco Resources is authorized to issue up to 50,000,000 shares of preferred stock, par value $0.01 per share and 260,000,000 shares of common stock, par value $0.01 per share. Article IV, Section 4.1 of the Amended and Restated Certificate of Incorporation.

Ramaco Resources is authorized to issue up to 310,000,000 shares of stock, classified as (i) 50,000,000 shares of preferred stock, par value $0.01 per share, and (ii) 260,000,000 shares of common stock, which will be designated as (a) 225,000,000 shares of Class A common stock, par value $0.01 per share and (b) 35,000,000 shares of Class B common stock, par value $0.01 per share. See Article IV, Section 4.1 of Annex A.

Exchange of Shares
None.
At the option of the Company, exercisable at any time by resolution of the Board in its sole discretion, all outstanding shares of Class B common stock may be exchanged for shares of Class A common stock based on an exchange ratio determined by a 20-day trailing volume-weighted average price for each class of Common Stock. See Article IV, Section 4.1(E) of Annex A.

Other Provisions of the Second A&R Certificate of Incorporation
The Second A&R Certificate of Incorporation will also contain the following terms and provisions, which are substantially similar to the corresponding terms and provisions of our current charter.
Authorized Share Capital
Ramaco Resources is authorized to issue up to 310,000,000 shares of stock, classified as (i) 50,000,000 shares of preferred stock, par value $0.01 per share, and (ii) 260,000,000 shares of common stock, which will be designated as (a) 225,000,000 shares of Class A common stock and (b) 35,000,000 shares of Class B common stock. The difference between the aggregate number of shares of capital stock under the Second A&R Certificate of Incorporation and the Amended and Restated Certificate of Incorporation is that the capital structure of the Company under the Second A&R Certificate of Incorporation includes the number of authorized shares of Class B common stock.
Preferred Stock
The Second A&R Certificate of Incorporation authorizes the Board to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of the series, including:
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the designation of the series;

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the dividend rate, whether dividends are payable in cash, stock of the Company or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of dividends payable on any other class or classes or series of stock, whether or not such dividends shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall accumulate, and whether such dividends shall be compounded and if so the rate of such compounding;

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the preferences, if any, and the amounts thereof which the holders of any class or series thereof shall be entitled to receive upon the voluntary or involuntary liquidation, dissolution or winding up of, or upon any distribution of the assets of, the Company;

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the rights, if any, of holders of the series to convert into or exchange for other classes or series of stock or indebtedness and the terms and conditions of any such conversion or exchange, including provision for adjustments within the discretion of the Board;

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the voting rights, if any, of the holders of the series;

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the terms and conditions, if any, for the Company to purchase or redeem the shares of the series; and

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any other relative rights, preferences and limitations of the series.

The Company believes that the ability of its Board to issue one or more series of its preferred stock will provide it with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs that might arise. The authorized shares of preferred stock, as well as shares of common stock, will be available for issuance without further action by shareholders, unless such action is required by applicable law or the rules of any stock exchange or automatic quotation system on which the Company’s securities may be listed or traded.
Although our Board has no intention at the present time of doing so, it may issue a series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. The Board will make any determination to issue such shares based upon its judgment as to the best interests of the Company’s shareholders. The Board, in so acting, could issue preferred stock having terms that could discourage an acquisition attempt through which an acquirer may be able to change the composition of the Board, including a tender offer or other transaction that some, or a majority, of shareholders might believe to be in their best interests or in which shareholders might receive a premium for their stock over the then-current market price of the stock.
Board of Directors
The Second A&R Certificate of Incorporation provides that, subject to any rights of the holders of any series of preferred stock, the number of directors will be fixed from time to time by a resolution of the Board. The members of the Board, other than those who may be elected by holders of any preferred stock, are divided into three classes. Each class consists, as nearly as possible, of a number of directors equal to one-third of the then authorized number of Board members. The term of office of the Class III directors expires at the annual meeting of shareholders in 2023. The term of office of the Class II directors expires at the annual meeting of shareholders in 2024. The term of office of the Class I directors expires at the annual meeting of shareholders in 2025.
At each annual meeting of shareholders, the successors of the class of directors whose term expires at that meeting will be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election. The directors of each class will hold office until their respective successors are elected and qualified or until such director’s earlier death, resignation or removal.
The Second A&R Certificate of Incorporation provides that, subject to the rights of the holders of any series of preferred stock, directors may be removed from office only for cause upon the affirmative vote of the holders of at least 75% of the aggregate voting power of outstanding capital stock entitled to vote on such matter, voting together as a single class.
The Second A&R Certificate of Incorporation provides that, subject to the rights of the holders of any series of preferred stock, vacancies on the Board resulting from death, resignation, removal, disqualification or other cause, and newly created directorships resulting from any increase in the number of directors on the Board, will be filled only by the affirmative vote of a majority of the remaining directors then in office (even though less than a quorum) or by the sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall hold office for the remaining term of his or her predecessor. No decrease in the number of directors constituting the Company’s Board will shorten the term of any incumbent director.
These provisions would preclude a third party from removing incumbent directors and simultaneously gaining control of the Board by filling the vacancies created by removal with its own nominees. Under the classified Board provisions described above, it would take at least two elections of directors for any individual or group to gain control of the Board. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of Ramaco Resources.
Limitation on Liability and Indemnification
To the fullest extent permitted by applicable law, the Company’s directors are not liable to the Company or any of its shareholders for monetary damages for breaches of fiduciary duties as a director. In addition, a director will not be liable to the fullest extent permitted by any amendment to the Delaware General Corporation Law (the “DGCL”) that further limits the liability of a director.
Amendments
The Second A&R Certificate of Incorporation provides that the affirmative vote of the holders of at least 66 2∕3% of the aggregate voting power of the Company’s outstanding capital stock entitled to vote upon all matters submitted to shareholders, voting together as a single class, is required to amend, alter, or repeal any provision of the Second A&R Certificate of Incorporation, provided that any amendment, alteration or repeal of Section 4.1 of the Second A&R Certificate of Incorporation shall only require the affirmative vote of the holders of a majority in voting power of the outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class.
Supermajority Voting Provisions
The Second A&R Certificate of Incorporation provides that, in addition to any vote of the holders of any class or series of stock of the Company required by law or the Second A&R Certificate of Incorporation, the affirmative vote of at least 66 2∕3% of the aggregate voting power of its then-outstanding capital stock entitled to vote thereon, voting together as a single class, will be required in the event that the shareholders wish to adopt, repeal or amend the Company’s Bylaws without the consent of the Board.
Section 203 of the General Corporation Law of the State of Delaware
Section 203 of the DGCL prohibits certain transactions between a Delaware corporation and an “interested shareholder.” An “interested shareholder” for this purpose is a shareholder who is directly or indirectly a beneficial owner of 15% or more of the aggregate voting power of a Delaware corporation. This provision prohibits certain business combinations between an interested shareholder and a corporation for a period of three years after the date on which the shareholder became an interested shareholder, unless: (1) prior to the time that a shareholder became an interested shareholder, either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder is approved by the corporation’s board of directors, (2) the interested shareholder acquired at least 85% of the aggregate voting power of the corporation in the transaction in which the shareholder became an interested shareholder, or (3) the business combination is approved by a majority of the board of directors and the affirmative vote of the holders of 66 2∕3% of the aggregate voting power not owned by the interested shareholder. Ramaco Resources is not subject to Section 203.

Accounting Treatment

The Charter Amendment Proposal, if completed, would not cause any accounting related adjustments. On a prospective basis, we will disclose earnings per share information for each of our Class A common stock and our Class B common stock based on the earnings attributable to each class and the weighted average shares (both outstanding and on a fully diluted basis) associated with each class.
No Appraisal Rights

Under the DGCL, holders of our existing common stock will not have appraisal rights in connection with the Charter Amendment Proposal.
Stock Exchange Listing

We intend to apply to list our Class B common stock on the Nasdaq Global Select Market under the symbol “METCB.”
Stock Transfer Agent and Registrar

American Stock Transfer & Trust Company LLC is the transfer agent and registrar for all classes of our common stock.
Federal Securities Law Consequences

The Distribution of shares of Class B common stock in the Charter Amendment Proposal will be registered under the Securities Act, and the shares of each such stocks so issued will be freely transferable under the Securities Act, except for shares issued to any person who is deemed to be an “affiliate” of the Company after completion of the Charter Amendment Proposal. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with the Company and may include directors, certain executive officers and significant shareholders of the Company. Affiliates may not sell their shares of Class B common stock, except:
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pursuant to an effective registration statement under the Securities Act covering the resale of those shares;

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in compliance with Rule 144 under the Securities Act; or

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pursuant to any other applicable exemption under the Securities Act.

The Board of Directors recommends a vote FOR the Charter Amendment Proposal.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
The following discussion is a summary of the material U.S. federal income tax consequences to you of the receipt of Class B common stock pursuant to the Distribution and the ownership and disposition of such Class B common stock following the Distribution. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder (the “Treasury Regulations”), administrative pronouncements and judicial decisions as of the date of this proxy, all of which are subject to change or differing interpretations at any time, possibly with retroactive effect.
This discussion addresses only those of you who hold your shares of our existing common stock and will, after the Distribution, hold your shares of Class B common stock as “capital assets,” within the meaning of Section 1221 of the Code. This discussion is limited to U.S. federal income tax considerations and does not address all potential tax considerations that may be relevant to you in light of your particular circumstances. Further, this discussion does not address holders of our common stock who are subject to special treatment under U.S. federal income tax laws, such as:
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tax-exempt organizations;

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S corporations and other pass-through entities and owners thereof;

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entities or arrangements treated as partnerships for U.S. federal income tax purposes and owners thereof;

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insurance companies and other financial institutions;

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mutual funds;

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dealers in stocks and securities;

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traders or investors in our common stock who elect the mark-to-market method of accounting for such stock;

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stockholders who received our common stock from the exercise of employee stock options or otherwise as compensation;

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stockholders who hold our common stock in a tax-qualified retirement plan, individual retirement account or other qualified savings account;

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stockholders who hold their shares of our common stock as part of a hedge, straddle, wash sale, or a constructive sale or conversion transaction or other risk reduction or integrated investment transaction; and

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certain United States expatriates.

This discussion also does not address the effect of any state, local or foreign tax laws that may apply or the application of the U.S. federal estate and gift tax, the alternative minimum tax or the Medicare tax on net investment income. In addition, this discussion does not address any U.S. federal income tax consequences to current holders of options, warrants or other rights to acquire shares of our stock.
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our common stock that is, for U.S. federal income tax purposes:
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an individual who is a citizen or resident of the United States;

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a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any State thereof or the District of Columbia;

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an estate the income of which is subject to U.S. federal income tax regardless of its source; or

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a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more “United States persons” (as defined in the Code) who have the authority to control all substantial decisions of the trust or (ii) which has made a valid election under applicable Treasury Regulations to be treated as a “United States person.”

A “Non-U.S. Holder” is a beneficial owner (other than an entity treated as a partnership for U.S. federal income tax purposes) of our common stock that is not a U.S. Holder.
If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner, upon the activities of the partnership and upon certain determinations made at the partner level. Accordingly, we urge partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) to consult their tax advisors regarding the U.S. federal income tax consequence of the receipt, ownership and disposition of our Class B common stock by such partnerships.
YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS THE APPLICABILITY OF ANY U.S. FEDERAL ESTATE AND GIFT, STATE, LOCAL OR FOREIGN TAX LAWS TO WHICH YOU MAY BE SUBJECT.
Tax Treatment of the Distribution
Tax Consequences of the Distribution
Kirkland & Ellis is providing an opinion as of the date of the prospectus relating to the Distribution of the Class B common stock to the effect that, under current U.S. federal income tax law:
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the Class B common stock should be treated as stock of our company for U.S. federal income tax purposes;

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the Distribution should qualify as a distribution under Section 305(a) of the Code, and therefore no income, gain or loss should be recognized by the holders of our existing common stock as a result of the Distribution (except with respect to the receipt of cash in lieu of fractional shares);

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no gain or loss should be recognized by us as a result of the Distribution; and

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the Class B common stock should not constitute “Section 306 stock,” within the meaning of Section 306(c) of the Code.

The opinion is conditioned upon the accuracy of the facts, information, statements, representations, covenants, and assumptions upon which such opinion is based and is subject to the conditions, limitations, and qualifications referenced in the opinion and in this discussion. Any inaccuracy in any of such facts, information, statements, representations, or assumptions or breach of any of such covenants could adversely affect the conclusions reached in the opinion and in this discussion. See below under the heading “—No IRS Ruling Will Be Requested” for a further discussion of the opinion.
Assuming that the treatment of the Distribution as described in the opinion is respected, then:
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your aggregate basis in your existing common stock should be allocated between your existing common stock and Class B common stock, including any fractional shares of Class B common stock deemed received, in proportion to their relative fair market values on the date of the Distribution; and

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your holding period for the Class B common stock should include the holding period of your existing common stock with respect to which the Class B common stock was distributed.

Stockholders that have acquired different blocks of our existing common stock at different times or at different prices should consult their tax advisors regarding the allocation of their aggregate basis among, and their holding period of, shares of our Class B common stock distributed pursuant to the Distribution.
If you receive cash in lieu of fractional shares of Class B common stock, you should be treated as having received such fractional shares in the Distribution and then as having sold such fractional shares for the cash received. This sale should generally result in the recognition of gain or loss for U.S. federal income tax purposes, measured by the difference between the amount of cash received for such fractional shares and your tax basis in such fractional shares (determined as described above), which gain or loss should be capital gain or loss. Such gain or loss may be taxable to Non-U.S. Holders in accordance with the rules described below, under the heading “Ownership and Disposition of Class B Common Stock—Non-U.S. Holders—Dispositions of Class B Common Stock.”
The reclassification of our existing common stock as Class A common stock is not expected to result in the recognition of any income, gain or loss by holders of our existing common stock or the recognition of any gain or loss by us.
No IRS Ruling Will Be Requested
There are no Code provisions, Treasury Regulations, court decisions, or published rulings of the IRS bearing directly on the tax effects of the issuance and characterization of “tracking stock,” such as the Class B common stock. In addition, the IRS has announced that it will not issue advance rulings on the characterization of “tracking stock,” and we have not sought any ruling from the IRS, and do not intend to seek any ruling, relating to the characterization of the Class B common stock. Opinions of counsel are not binding on the IRS and the conclusions expressed in the opinion of Kirkland & Ellis could be challenged by the IRS.
Furthermore, there is a risk that the IRS could successfully assert that the Distribution is part of a “disproportionate distribution” within the meaning of Section 305(b)(2) of the Code and the Treasury Regulations thereunder. A “disproportionate distribution” is a distribution (or series of distributions, including deemed distributions) from a corporation that has the effect of the receipt of cash or property by some stockholders (or holders of convertible securities or rights to acquire stock) and an increase in the proportionate interest of other stockholders (or holders of convertible securities or rights to acquire stock) in the corporation’s assets or earnings and profits. The application of the disproportionate distribution rules is subject to some uncertainty, and it is possible that the IRS could successfully assert that the Distribution is not a tax-free distribution under Section 305(a) of the Code.
If the IRS were to successfully assert that the Class B common stock represents property other than stock of our company or that the Distribution is not a tax-free distribution under Section 305(a) of the Code, then the receipt of Class B common stock by you might be treated as a taxable dividend distribution in an amount equal to the fair market value of such stock. Furthermore, we or our subsidiaries could recognize a significant taxable gain as a result of the Distribution in an amount equal to the excess of the fair market value of the assets treated as distributed over the federal income tax basis to us or our subsidiaries.
In addition to the foregoing, due to the absence of authorities relating directly to the characterization of tracking stock under Section 306 of the Code, there is also a risk that the IRS could successfully assert that the Class B common stock is “Section 306 stock,” within the meaning of Section 306(c) of the Code. Stock will be Section 306 stock if it is stock that is “other than common stock” and satisfies certain other requirements described in Section 306(c)(1)(A) of the Code. The IRS has ruled that stock is other than common stock, for this purpose, if the stock does not participate in corporate growth to any significant extent. In general, if the Class B common stock constitutes Section 306 stock, then you may be required to recognize ordinary income on a subsequent sale or exchange of such stock, or dividend income upon a subsequent redemption of such stock, without regard to your basis in such stock, and you may not be able to recognize any loss on such dispositions.
The remaining discussion assumes that the treatment of the Distribution as described in the opinion of Kirkland & Ellis is respected by the IRS.
Ownership and Disposition of Class B Common Stock
U.S. Holders
Distributions on Class B Common Stock.   Distributions of cash or property on our Class B common stock, if any, will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, the distributions will be treated as a non-taxable return of capital to the extent of your tax basis in our Class B common stock and thereafter as capital gain from the sale or exchange of such Class B common stock, as described below under the heading “—Dispositions of Class B Common Stock.”
Dividend income received by certain non-corporate U.S. Holders with respect to shares of our Class B common stock will generally be “qualified dividends” subject to preferential rates of U.S. federal income tax, provided that such U.S. Holders meet the applicable holding period and other requirements. Subject to certain exceptions and holding period requirements, dividend income received by U.S. Holders that are corporations for U.S. federal income tax purposes will generally qualify for the dividends-received deduction.
Dispositions of Class B Common Stock.   Upon a sale or other taxable disposition of our Class B common stock, a U.S. Holder will generally recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in such stock. Any such capital gain or loss will generally be long-term capital gain or loss if the U.S. Holder’s holding period for the stock so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders will generally be subject to preferential rates of U.S. federal income tax. The deductibility of capital losses is subject to limitations.
Non-U.S. Holders
Distributions on Class B Common Stock.   Distributions of cash or property on our Class B common stock, if any, to Non-U.S. Holders will generally be treated as dividend income, a return of capital or capital gain to the extent described above, under the heading “Ownership and Disposition of Class B Common Stock—U.S. Holders.” Subject to the discussion below of effectively connected income and FATCA, any distribution made to a Non-U.S. Holder on our Class B common stock will generally be subject to U.S. withholding tax at a rate of 30% of the gross amount of the distribution unless an applicable income tax treaty provides for a lower rate. To receive the benefit of a reduced treaty rate, a Non-U.S. Holder must provide the applicable withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) certifying qualification for the reduced rate.
Dividends paid to a Non-U.S. Holder that are effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, that are treated as attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to U.S. Holders. Such effectively connected dividends will generally not be subject to U.S. withholding tax if the Non-U.S. Holder satisfies certain certification requirements by providing the applicable withholding agent with a properly executed IRS Form W-8ECI certifying eligibility for exemption. If the Non-U.S. Holder is a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends.

Dispositions of Class B Common Stock.   Subject to the discussion below under the heading “Information Reporting and Backup Withholding”, a Non-U.S. Holder will generally not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our Class B common stock unless:
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the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

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the gain is effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States); or

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our Class B common stock constitutes a United States real property interest by reason of our status as a United States real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

A Non-U.S. Holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses.
A Non-U.S. Holder whose gain is described in the second bullet point above or, subject to the exceptions described in the next paragraph, the third bullet point above will generally be taxed on a net income basis at the rates and in the manner generally applicable to U.S. Holders unless an applicable income tax treaty provides otherwise. If the Non-U.S. Holder is a corporation for U.S. federal income tax purposes whose gain is described in the second bullet point above, then such gain would also be included in its effectively connected earnings and profits (as adjusted for certain items), which may be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty).
Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we currently are, and expect to remain for the foreseeable future, a USRPHC for U.S. federal income tax purposes. However, as long as our Class B common stock is regularly traded on an established securities market, only a Non-U.S. Holder that actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the date of the disposition or the Non-U.S. Holder’s holding period for the common stock, more than 5% of our Class B common stock will be taxable on gain realized on the disposition of our Class B common stock as a result of our status as a USRPHC. If neither class of common stock, or only our Class A common stock, were considered to be regularly traded on an established securities market during the calendar year in which the relevant disposition by a Non-U.S. Holder occurs, such holder may be subject to U.S. federal income tax on a taxable disposition of our Class B common stock (as described in the preceding paragraph) and a 15% withholding tax may apply to the gross proceeds from such disposition depending on the particular circumstances. The rules relating to dispositions of an interest in a USRPHC are complex, and you are urged to consult your own tax advisor regarding the application of such rules to your particular circumstances.
Information Reporting and Backup Withholding
U.S. Holders
In general, information reporting to the IRS and backup withholding may apply to your receipt of cash in lieu of fractional shares of Class B common stock in the Distribution as well as the receipt of dividends and the proceeds of a sale or other disposition of the Class B common stock. Backup withholding may apply to such payments if you fail to provide a correct taxpayer identification number and certain other information, fail to provide a certification of exempt status or fail to report your full dividend and interest income. You will generally not be subject to backup withholding if you (i) are a corporation or fall within certain other exempt categories and, when required, demonstrate that fact or (ii) provide a correct taxpayer identification number, certify under penalties of perjury that you are not subject to backup withholding, and otherwise comply with the applicable requirements of the backup withholding rules.
Backup withholding is not an additional tax. Rather, the U.S. income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.
Non-U.S. Holders
In general, information reporting to the IRS may apply to the receipt of dividends on the Class B common stock to a Non-U.S. Holder. Copies of these information returns may be made available to the tax authorities in the country in which the Non-U.S. Holder resides or is established. Such payments will generally not be subject to backup withholding if the Non-U.S. Holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8. Payments of the proceeds from a sale or other disposition by a Non-U.S. Holder of our Class B common stock effected by or through a U.S. office of a broker will generally not be subject to information reporting or backup withholding if the Non-U.S. Holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8 and certain other conditions are met. Information reporting and backup withholding will generally not apply to any payment of the proceeds from a sale or other disposition of our common stock effected outside the United States by a non-U.S. office of a broker unless such broker has certain relationships with the United States.
Backup withholding is not an additional tax. Rather, the U.S. income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.
Additional Withholding Requirements under FATCA
Sections 1471 through 1474 of the Code, and the Treasury Regulations and administrative guidance issued thereunder (“FATCA”), impose a 30% withholding tax on any dividends paid on our Class B common stock to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners); (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, generally on an IRS Form W-8BEN-E); or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes.
Treasury Regulations proposed in December 2018 (and upon which taxpayers and withholding agents are entitled to rely) eliminate possible FATCA withholding on the gross proceeds from a sale or other disposition of our Class B common stock, previously scheduled to apply beginning January 1, 2019.

STOCK OWNERSHIP
The following table shows stock ownership of (a) each person who is known to us to own beneficially more than 5% of Ramaco Resources’ common stock, based solely on statements filed by such persons pursuant to Section 13(d) or 13(g) of the Exchange Act, and (b) each director, the Chief Executive Officer, the Chief Financial Officer, the other named executive officers and our current named executive officers and directors as a group. Information for the executive officers and directors is given as of February 2, 2023 except as otherwise indicated. As of January 30, 2023, the Company had 44,155,735 shares of common stock issued, outstanding, and eligible to vote. Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act and, except as otherwise indicated, the respective holders have sole voting and investment powers over such shares.
All information with respect to beneficial ownership has been furnished by the respective 5% or more shareholders, directors or named executive officers, as the case may be. Unless otherwise noted, the mailing address of each listed beneficial owner is c/o Ramaco Resources, Inc., 250 West Main Street, Suite 1900, Lexington, Kentucky 40507. The address for Yorktown is 410 Park Avenue, Suite 1900, New York, New York 10022.
	Shares of Common Stock Beneficially Owned(1)
Name of Beneficial Owner	Number(2)%
Five Percent Shareholders:
Yorktown Energy Partners IX, L.P.(3)	5,609,440	12.70%
Yorktown Energy Partners X, L.P.(4)	3,692,881	8.36%
Yorktown Energy Partners XI, L.P.(5)	5,587,127	12.65%
Directors and NEOs:
Randall W. Atkins(6)	3,372,296	7.64%
Christopher L. Blanchard	518,291	*
Jeremy Sussman	448,383	*
Jason T. Fannin	142,116	*
John C. Marcum	141,186	*
Bryan H. Lawrence(7)	15,008,984	33.99%
Peter Leidel(7)	14,965,278	33.89%
Richard M. Whiting	120,895	*
Patrick C. Graney, III	182,895	*
C. Lynch Christian III	84,476	*
David E. K. Frischkorn, Jr.	30,439	*
E. Forrest Jones	40,439	*
Aurelia Skipwith Giacometto	8,489	*
All directors and current named executive officers as a group (13 persons)	20,174,719	45.69%

*
Represents less than 2%

(1)
Pursuant to Rule 13d-3 under the Exchange Act, a person has beneficial ownership of a security as to which that person, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares voting power and/or investment power of such security and as to which that person has the right to acquire beneficial ownership of such security within 60 days.

(2)
The number of shares beneficially owned by each person or group as of February 2, 2023 includes shares of common stock that such person or group has the right to acquire within 60 days of February 2, 2023, including upon the exercise of options to purchase common stock or the vesting of restricted stock awards.

(3)
Number of shares based on a Schedule 13D filed with the SEC on May 29, 2019, as amended from time to time, Rule 144 sale information and other public beneficial ownership reports for Yorktown Energy Partners IX, L.P. available to the Company. Such filings indicate that Yorktown Energy Partners IX, L.P. has shared voting power with respect to 5,609,440 shares and shared dispositive power with respect to 5,609,440 shares. Yorktown IX Company LP is the sole general partner of Yorktown Energy Partners IX, L.P. Yorktown IX Associates LLC is the sole general partner of Yorktown IX Company LP. As a result, Yorktown IX Associates LLC may be deemed to share the power to vote or direct the vote or to dispose or direct the disposition of the common stock owned by Yorktown Energy Partners IX, L.P. Yorktown IX Company LP and Yorktown IX Associates LLC disclaim beneficial ownership of the common stock held by Yorktown Energy Partners IX, L.P. in excess of their pecuniary interest therein.

(4)
Number of shares based on a Schedule 13D filed with the SEC on February 21, 2017. Such filing indicates that Yorktown Energy Partners X, L.P. has shared voting power with respect to 3,692,881 shares and shared dispositive power with respect to 3,692,881 shares. Yorktown X Company LP is the sole general partner of Yorktown Energy Partners X, L.P. Yorktown X Associates LLC is the sole general partner of Yorktown X Company LP. As a result, Yorktown X Associates LLC may be deemed to share the power to vote or direct the vote or to dispose or direct the disposition of the common stock owned by Yorktown Energy Partners X, L.P. Yorktown X Company LP and Yorktown X Associates LLC disclaim beneficial ownership of the common stock held by Yorktown Energy Partners X, L.P. in excess of their pecuniary interest therein.

(5)
Number of shares based on a Schedule 13D filed with the SEC on February 21, 2017. Such filing indicates that Yorktown Energy Partners XI, L.P. has shared voting power with respect to 5,587,127 shares and shared dispositive power with respect to 5,587,127 shares. Yorktown XI Company LP is the sole general partner of Yorktown Energy Partners XI, L.P. Yorktown XI Associates LLC is the sole general partner of Yorktown XI Company LP. As a result, Yorktown XI Associates LLC may be deemed to share the power to vote or direct the vote or to dispose or direct the disposition of the common stock owned by Yorktown Energy Partners XI, L.P. Yorktown XI Company LP and Yorktown XI Associates LLC disclaim beneficial ownership of the common stock held by Yorktown Energy Partners XI, L.P. in excess of their pecuniary interest therein.

(6)
Includes 448,712 shares of common stock underlying employee stock options.

(7)
Because of the relationship of Messrs. Lawrence and Leidel to Yorktown Energy Partners IX, L.P., Yorktown Energy Partners X, L.P., and Yorktown Energy Partners XI, L.P. (the “Yorktown Funds”), Messrs. Lawrence and Leidel may be deemed indirect beneficial owners of the 14,889,448 shares of common stock owned by the Yorktown Funds. Pursuant to applicable reporting requirements, Messrs. Lawrence and Leidel are reporting indirect beneficial ownership of the entire amount of the common stock owned by the Yorktown Funds but they disclaim beneficial ownership of such shares.

GENERAL INFORMATION
This proxy statement is dated    , 2023, and is first being mailed on or about    , 2023, to the shareholders of record as of 5:00 p.m., New York City time, on    , 2023. The proxy statement and proxy card are being furnished at the direction of the Board of Directors. We will pay all solicitation costs. We will reimburse brokerage firms, nominees, fiduciaries, custodians, and other agents for their expenses in distributing proxy material to the beneficial owners of our common stock. In addition, certain of our directors, officers and employees may solicit proxies by telephone and personal contact.
The Board of Directors does not intend to bring any other matters before the meeting and has not been informed that any other matters are to be properly presented to the meeting by others. If other business is properly raised, your proxy card authorizes the people named as proxies to vote as they think best.
Shareholder Proposals for 2023 Annual Meeting

We intend to file a proxy statement with the SEC in connection with the Board’s solicitation of proxies for our 2023 Annual Meeting of Shareholders. Unless the Board determines otherwise, the 2023 Annual Meeting of Shareholders will be held on June 23, 2023.
Any shareholder who intends to present a proposal at the 2023 Annual Meeting of Shareholders and who requests inclusion of the proposal in Ramaco Resources’ proxy statement and form of proxy in accordance with SEC Rule 14a-8 must have filed such proposal with us at our principal executive offices (Ramaco Resources Inc., 250 West Main Street, Suite 1900, Lexington, Kentucky 40507) no later than the close of business on December 30, 2022.
For shareholder proposals to be introduced for consideration at the 2023 Annual Meeting of Shareholders other than pursuant to Rule 14a-8, such proposals or notice of nominations must be received by the Secretary at the principal executive offices of the Company not earlier than the close of business on the 120th day before, and not later than the close of business on the 90th day prior to, June 23, 2023. Accordingly, any such notice must be received no earlier than February 23, 2023, and no later than March 25, 2023, and must otherwise satisfy the requirements of our Bylaws.
In the event the date of the 2023 Annual Meeting of Shareholders is more than 30 days before or 60 days after June 23, 2023, notice by the shareholder to be timely must be so received not later than the 10th day following the day on which public announcement of the date of such meeting is first made by the Company.
Website Availability of Documents

Ramaco Resources’ Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, the charters of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, Environmental, Health and Safety Committee, Finance and Investment Committee, and Technology Committee, the Code of Conduct and Financial Code of Ethics can be found on our website at www.ramacoresources.com. Unless specifically stated herein, documents and information on our website are not incorporated by reference in this proxy statement.
Shareholder Communications with Directors

Interested parties who wish to make concerns known to the non-management directors may communicate directly with the non-management directors by making a submission in writing to “Board of Directors (independent members)” in care of our Corporate Secretary at the address indicated on the first page of this proxy statement. Aside from this procedure for communications with the non-management directors, the entire Board of Directors will receive communications in writing from shareholders. Any such communications should be addressed to the Board of Directors in care of the Corporate Secretary at the same address.

Householding of Special Meeting Materials

The SEC has adopted rules that permit companies to deliver a single copy of proxy materials to multiple shareholders sharing an address unless a company has received contrary instructions from one or more of the shareholders at that address. This means that only one copy of this proxy statement may have been sent to multiple shareholders in your household. If you would prefer to receive separate copies of the proxy statement either now or in the future, please contact our Secretary either by calling (859) 244-7455 or by mailing a request to Attn: Secretary, 250 West Main Street, Suite 1900, Lexington, Kentucky 40507. Upon written or oral request to the Secretary, we will promptly provide a separate copy of this proxy statement. In addition, shareholders at a shared address who receive multiple copies of proxy statements may request to receive a single copy of proxy statements in the future in the same manner as described above.
By Order of the Board of Directors,
Randall W. Atkins
Chief Executive Officer and Chairman of the Board of Directors
           , 2023

Annex A
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
RAMACO RESOURCES, INC.
Ramaco Resources, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “DGCL”), hereby certifies as follows:
1.   The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on October 24, 2016.
2.   The Amended and Restated Certificate of Incorporation (the “Prior Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on February 8, 2017.
3.   This Second Amended and Restated Certificate of Incorporation, which restates and amends the Amended and Restated Certificate of Incorporation, has been declared advisable by the board of directors of the Corporation (the “Board”), duly adopted by the stockholders of the Corporation and duly executed and acknowledged by the officers of the Corporation in accordance with Sections 103, 228, 242 and 245 of the DGCL. References to this “Amended and Restated Certificate of Incorporation” herein refer to the Second Amended and Restated Certificate of Incorporation, as amended, restated, supplemented and otherwise modified from time to time.
4.   This Amended and Restated Certificate of Incorporation will become effective upon its filing with the Secretary of State of the State of Delaware. The Prior Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:
ARTICLE I
NAME
SECTION 1.1   Name.   The name of the Corporation is Ramaco Resources, Inc.
ARTICLE II
REGISTERED AGENT
SECTION 2.1   Registered Agent.   The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808. The name of the registered agent of the Corporation at such address is Corporation Service Company.
ARTICLE III
PURPOSE
SECTION 3.1   Purpose.   The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL as it currently exists or may hereafter be amended.

ARTICLE IV
CAPITALIZATION
SECTION 4.1   Number of Shares.
(A)   The total number of shares of stock that the Corporation shall have the authority to issue is 310,000,000 shares of stock, classified as (i) 50,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”), and (ii) 260,000,000 shares of common stock, which will be designated as (a) 225,000,000 shares of Class A common stock, par value $0.01 per share (“Class A Common Stock”) and (b) 35,000,000 shares of Class B common stock, par value, $0.01 per share (“Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”).
(B)   The number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of either Preferred Stock or Common Stock voting separately as a class shall be required therefor.
(C)   Upon this Amended and Restated Certificate of Incorporation becoming effective pursuant to the DGCL (the “Effective Time”), each share of common stock of the Corporation, par value $0.01 per share (“Prior Common Stock”), authorized or issued and outstanding immediately prior to the Effective Time, shall automatically be reclassified as one (1) share of Class A Common Stock without any action of the holder thereof. Until surrendered, each stock certificate, if any, that, immediately prior to the Effective Time, represented shares of the Prior Common Stock will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the shares of the Class A Common Stock into which the shares of the Prior Common Stock were reclassified.
(D)   Except as otherwise expressly provided in this Amended and Restated Certificate of Incorporation, or required by applicable law, the holders of Class A Common Stock and Class B Common Stock shall vote together as a single class on all matters submitted to a vote of the stockholders. Each share of Class A Common Stock and Class B Common Stock will be identical except as provided in Section 4.1(G).
(E)   At the option of the Corporation, exercisable at any time by resolution of the Board in its sole discretion, all outstanding shares of Class B Common Stock may be exchanged for shares of Class A Common Stock equal to the Optional Conversion Ratio.
(1)   For purposes of this Section 4.1(E), “Optional Conversion Ratio” means the amount (calculated to the nearest five decimal points) obtained by dividing (I) the average market value of the Class B Common Stock over the 20-day trading period ending on the trading day preceding the date designated by the Board for the determination of the Optional Conversion Ratio (the “Determination Date”), by (II) the average market value of the Class A Common Stock over the 20-day trading period ending on the trading day preceding the Determination Date.
(2)   If the Corporation determines to convert all of the outstanding shares of Class B Common Stock into Class A Common Stock pursuant to this Section 4.1(E),

such conversion will occur on any date and time fixed by the Board for the conversion of such shares of Class B Common Stock (a “Conversion Date”) on or prior to the 45th day following the Determination Date. If the Corporation determines not to undertake such conversion following the determination of the Optional Conversion Ratio, the Corporation may at any time thereafter establish a new Determination Date, in which the Optional Conversion Ratio will be recalculated as of such new Determination Date, and if the Corporation determines to convert all outstanding shares of Class B Common Stock into Class A Common Stock, a new Conversion Date will be established in accordance with this Section 4.1(E)(2).
(F)   The Corporation will not be required to issue or deliver fractional shares of Class A Common Stock to any holder of Class B Common Stock upon any exchange pursuant to paragraph (E) of this Section 4.1. In connection with the determination of the number of shares of Class A Common Stock that will be issuable to any holder of record of Class B Common Stock upon any such exchange (including any fractions of shares), the Corporation may aggregate the shares of Class B Common Stock held at the relevant time by such holder of record. If the aggregate number of shares of Class A Common Stock to be issued or delivered to any holder of Class B Common Stock includes a fraction, the Corporation will pay, or will cause to be paid, a cash adjustment in lieu of such fraction in an amount equal to the “value” of such fraction, as the Board shall in good faith determine to be appropriate (without interest).
(G)   Notwithstanding anything in this Amended and Restated Certificate of Incorporation to the contrary, the Board may provide for different powers, preferences, privileges and rights relating to the Class A Common Stock and the Class B Common Stock, including, without limitation, the dividend rate, whether dividends are payable in cash, stock of the Corporation or other property and the conditions upon which and the times when such dividends are payable.
SECTION 4.2   Provisions Relating to Preferred Stock.
(A)   Preferred Stock may be issued from time to time in one or more classes or series, the shares of each class or series to have such designations and powers, preferences, privileges and rights, and qualifications, limitations and restrictions thereof, as are stated and expressed herein and in the resolution or resolutions providing for the issue of such class or series adopted by the Board as hereafter prescribed (a “Preferred Stock Designation”).
(B)   Subject to any limitations prescribed by law and the rights of any class or series of the Preferred Stock then outstanding, if any, authority is hereby expressly granted to and vested in the Board to authorize the issuance of Preferred Stock from time to time in one or more classes or series, and with respect to each class or series of Preferred Stock, to fix and state by the resolution or resolutions from time to time adopted by the Board providing for the issuance thereof the designations and the powers, preferences, privileges and rights, and qualifications, limitations and restrictions relating to each class or series of Preferred Stock, including, but not limited to, the following:
(1)   whether or not the class or series is to have voting rights, full, special or limited, or is to be without voting rights, and whether or not such class or series is to be entitled to vote as a separate class or series either alone or together with the holders of one or more other classes or series of stock;

(2)   the number of shares to constitute the class or series and the designations thereof;
(3)   the powers, preferences, privileges and relative, participating, optional or other special rights, if any, and the qualifications, limitations and restrictions thereof, if any, with respect to any class or series;
(4)   whether or not the shares of any class or series shall be redeemable at the option of the Corporation or the holders thereof or upon the happening of any specified event, and, if redeemable, the redemption price or prices (which may be payable in the form of cash, notes, securities or other property), and the time or times at which, and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;
(5)   whether or not the shares of a class or series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and, if such retirement or sinking fund or funds are to be established, the annual amount thereof, and the terms and provisions relative to the operation thereof;
(6)   the dividend rate, whether dividends are payable in cash, stock of the Corporation or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of dividends payable on any other class or classes or series of stock, whether or not such dividends shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall accumulate, and whether such dividends shall be compounded and if so the rate of such compounding;
(7)   the preferences, if any, and the amounts thereof which the holders of any class or series thereof shall be entitled to receive upon the voluntary or involuntary liquidation, dissolution or winding up of, or upon any distribution of the assets of, the Corporation;
(8)   whether or not the shares of any class or series, at the option of the Corporation or the holder thereof or upon the happening of any specified event, shall be convertible into or exchangeable for, the shares of any other class or classes or of any other series of the same or any other class or classes or series of stock, securities or other property of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and
(9)   such other powers, preferences, privileges and rights, and qualifications, limitations and restrictions with respect to any class or series as may to the Board seem advisable.
(C)   The shares of each class or series of Preferred Stock may vary from the shares of any other class or series thereof in any or all of the foregoing respects.
SECTION 4.3   Provisions Relating to Common Stock.
(A)   Except as may otherwise be provided in this Amended and Restated Certificate of Incorporation, each share of Common Stock shall have identical rights and privileges in every respect. Common Stock shall be subject to the express terms of Preferred Stock and any class or series thereof. Except as otherwise required by this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation) or by applicable law, the holders of shares of Common Stock shall be entitled to one vote for each such share on all matters which the stockholders are entitled to vote, the holders of shares of Common Stock shall have the exclusive right to vote for the election of directors and on all other matters upon which the stockholders are entitled to vote, and the holders of Preferred Stock shall not be entitled to vote at or receive notice of any meeting of stockholders, other than as provided in the applicable Preferred Stock Designation.
(B)   Notwithstanding the foregoing, except as otherwise required in this Amended and Restated Certificate of Incorporation or by applicable law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding classes or series of Preferred Stock if the holders of such affected classes or series are entitled, either separately or together as a class with the holders of one or more other such class or series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation) or pursuant to the DGCL.
(C)   Subject to the prior rights and preferences, if any, applicable to shares of Preferred Stock or any series thereof, the holders of shares of Common Stock shall be entitled to receive ratably in proportion to the number of shares of Common Stock held by them such dividends and distributions (payable in cash, stock or otherwise), if any, as may be declared thereon by the Board at any time and from time to time out of any funds of the Corporation legally available therefor.
ARTICLE V
DIRECTORS
SECTION 5.1   Term and Classes.
(A)   The business and affairs of the Corporation shall be managed by or under the direction of the Board. In addition to the powers and authority expressly conferred upon them by statute or by this Amended and Restated Certificate of Incorporation or the bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.
(B)   Until the first date on which investment funds sponsored or managed by Yorktown Partners LLC (“Yorktown”) and Energy Capital Partners Mezzanine, LLC (“ECP” and together with Yorktown, the “Sponsors”) and their respective Affiliates (as such term is defined in Section 10.2) no longer individually or collectively beneficially own (or otherwise have the right to vote or direct the vote of) more than 50% of the outstanding shares of Common Stock (the “Trigger Date”), the directors, other than those who may be elected by the holders of any class or series of Preferred Stock specified in the related Preferred Stock Designation, shall consist of a single class, with the initial term of office to expire at the 2017 annual meeting of stockholders, and each director shall hold office until his successor shall have been duly elected and qualified, subject, however, to such director’s earlier death, resignation, disqualification or removal. For purposes of this Amended and Restated Certificate of Incorporation, beneficial ownership of shares shall be determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended. At each annual meeting of stockholders, directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the next succeeding annual meeting of stockholders after their election, with each director to hold office until his successor shall have been duly elected and qualified, subject, however, to such director’s earlier death, resignation, disqualification or removal.
(C)   On and after the Trigger Date, the directors, other than those who may be elected by the holders of any class or series of Preferred Stock specified in the related Preferred Stock Designation, shall be divided, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as is reasonably possible, with the initial term of office of the first class to expire at the first annual meeting of stockholders following the Trigger Date, the initial term of office of the second class to expire at the second annual meeting of stockholders following the Trigger Date, and the initial term of office of the third class to expire at the third annual meeting of stockholders following the Trigger Date, with each director to hold office until his successor shall have been duly elected and qualified, subject, however, to such director’s earlier death, resignation, disqualification or removal, and the Board shall be authorized to assign members of the Board, other than those directors who may be elected by the holders of any class or series of Preferred Stock, to such classes. At each annual meeting of stockholders following the Trigger Date, directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until his successor shall have been duly elected and qualified, subject, however, to such director’s earlier death, resignation, disqualification or removal.
SECTION 5.2   Vacancies.   Subject to applicable law, the rights of the holders of any class or series of Preferred Stock then outstanding and the then applicable terms of the Stockholders’ Agreement, among the Corporation and certain of its stockholders, dated as of February 8, 2017 (the “Stockholders Agreement”) any newly created directorship that results from an increase in the number of directors or any vacancy on the Board that results from the death, resignation, disqualification or removal of any director or from any other cause shall, unless otherwise required by law or by resolution of the Board, be filled (A) prior to the Trigger Date, by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director, or the affirmative vote of the holders of a majority of the voting power of the outstanding shares of stock of the Corporation entitled to vote generally for the election of directors, voting together as a single class and acting at a meeting of the stockholders or by written consent (if permitted) in accordance with the DGCL, this Amended and Restated Certificate of Incorporation and the bylaws of the Corporation, and (B) on or after the Trigger Date, solely by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall hold office for the remaining term of his predecessor. No decrease in the number of authorized directors constituting the Board shall shorten the term of any incumbent director.

SECTION 5.3   Removal.
(A)   Until the Trigger Date, subject to the rights of the holders of shares of any class or series of Preferred Stock, if any, to elect additional directors pursuant to this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation thereunder) and the then applicable terms of the Stockholders’ Agreement, any director may be removed at any time, either for or without cause, upon the affirmative vote of the holders of a majority of the voting power of the outstanding shares of stock of the Corporation entitled to vote generally for the election of directors, voting together as a single class and acting at a meeting of the stockholders or by written consent (if permitted) in accordance with the DGCL, this Amended and Restated Certificate of Incorporation and the bylaws of the Corporation.
(B)   On and after the Trigger Date, subject to the rights of the holders of shares of any series of Preferred Stock, if any, to elect additional directors pursuant to this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation thereunder) and the then applicable terms of the Stockholders’ Agreement, any director may be removed only for cause, upon the affirmative vote of the holders of at least 75% of the voting power of the outstanding shares of stock of the Corporation entitled to vote generally for the election of directors, voting together as a single class and acting at a meeting of the stockholders in accordance with the DGCL, this Amended and Restated Certificate of Incorporation and the bylaws of the Corporation.
(C)   Except as applicable law otherwise provides, cause for the removal of a director shall be deemed to exist only if the director whose removal is proposed: (1) has been convicted of a felony by a court of competent jurisdiction and that conviction is no longer subject to direct appeal; (2) has been found to have been grossly negligent in the performance of his duties to the Corporation in any matter of substantial importance to the Corporation by (a) the affirmative vote of at least 80% of the directors then in office at any meeting of the Board called for that purpose or (b) a court of competent jurisdiction; or (3) has been adjudicated by a court of competent jurisdiction to be mentally incompetent, which mental incompetency directly affects his ability to serve as a director of the Corporation.
SECTION 5.4   Number.   Prior to the Trigger Date, subject to the rights of the holders of any class or series of Preferred Stock to elect directors under specified circumstances, if any, the number of directors shall be fixed from time to time exclusively pursuant to a resolution adopted by the affirmative vote of holders of not less than 50% in voting power of the then-outstanding shares of stock entitled to vote thereon, voting together as a single class and acting at a meeting of the stockholders or by written consent (if permitted) in accordance with the DGCL, this Amended and Restated Certificate of Incorporation and the bylaws of the Corporation. On and after the Trigger Date, subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, if any, the number of directors shall be fixed from time to time exclusively pursuant to a resolution adopted by the affirmative vote of a majority of the Whole Board. Unless and except to the extent that the bylaws of the Corporation so provide, the election of directors need not be by written ballot. For purposes of this Amended and Restated Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.

ARTICLE VI
STOCKHOLDER ACTION
SECTION 6.1   Written Consents.
(A)   Prior to the Trigger Date, any action required or permitted to be taken at any annual meeting or special meeting of the stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote of stockholders, if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.
(B)   On and after the Trigger Date, subject to the rights of holders of any class or series of Preferred Stock with respect to such class or series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be taken at a duly held annual or special meeting of stockholders and may not be taken by any consent in writing of such stockholders.
ARTICLE VII
SPECIAL MEETINGS
SECTION 7.1   Special Meetings.   Special meetings of stockholders of the Corporation may be called only by the Board pursuant to a resolution adopted by the affirmative vote of a majority of the Whole Board; provided, however, that prior to the Trigger Date, special meetings of the stockholders of the Corporation shall also be called by the Secretary of the Corporation at the request of the holders of a majority of the outstanding shares of Common Stock. The Board shall fix the date, time and place, if any, of such special meeting. On and after the Trigger Date, subject to the rights of holders of any class or series of Preferred Stock, the stockholders of the Corporation shall not have the power to call or request a special meeting of stockholders of the Corporation. The Board may postpone, reschedule or cancel any special meeting of the stockholders previously scheduled by the Board.
ARTICLE VIII
BYLAWS
SECTION 8.1   Bylaws.   In furtherance of, and not in limitation of, the powers conferred by the laws of the State of Delaware, prior to the Trigger Date, the Board is authorized to adopt, amend or repeal the bylaws of the Corporation only with the approval of a majority of the Whole Board and the affirmative vote of holders of not less than 50% in voting power of the then-outstanding shares of stock entitled to vote thereon, voting together as a single class. On and after the Trigger Date, the Board shall be expressly authorized to adopt, amend or repeal the bylaws of the Corporation only with the approval of a majority of the Whole Board. Stockholders shall also have the power to adopt, amend or repeal the bylaws of the Corporation without any requirement to obtain separate Board approval; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Amended and Restated Certificate of Incorporation, the bylaws of the Corporation may be adopted, altered, amended or repealed by the stockholders of the Corporation only (A) prior to the Trigger Date, with the affirmative vote of holders of not less than 50% in voting power of the then-outstanding shares of stock entitled to vote thereon, voting together as a single class, and (B) on and after the Trigger Date, with the affirmative vote of holders of not less than 66 2∕3% in voting power of the then-outstanding shares of stock entitled to vote thereon, voting together as a single class. No bylaws hereafter made or adopted, nor any repeal of or amendment thereto, shall invalidate any prior act of the Board that was valid at the time it was taken.
ARTICLE IX
LIMITATION OF DIRECTOR LIABILITY
SECTION 9.1   Limitation of Director Liability.   No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as it now exists. In addition to the circumstances in which a director of the Corporation is not personally liable as set forth in the preceding sentence, a director of the Corporation shall not be liable to the fullest extent permitted by any amendment to the DGCL hereafter enacted that further limits the liability of a director. Any amendment, repeal or modification of this Article IX shall be prospective only and shall not affect any limitation on liability of a director for acts or omissions occurring prior to the date of such amendment, repeal or modification.
ARTICLE X
CORPORATE OPPORTUNITY
SECTION 10.1   Corporate Opportunities.   The Sponsors own and will own substantial equity interests in other entities (existing and future) that participate in the energy industry (“Portfolio Companies”) and may make investments and enter into advisory service agreements and other agreements from time to time with those Portfolio Companies. Certain members of the Board may also serve as employees, partners, officers or directors of members of the Sponsors or Portfolio Companies and, at any given time, the Sponsors or Portfolio Companies may be in direct or indirect competition with the Corporation and/or its subsidiaries. The Corporation waives, to the maximum extent permitted by law, the application of the doctrine of corporate opportunity (or any analogous doctrine) with respect to the Corporation, to the Sponsors or Portfolio Companies or any directors or officers of the Corporation who are also employees, partners, members, managers, officers or directors of any of the Sponsors or Portfolio Companies. As a result of such waiver, no Sponsor, nor any director or officer of the Corporation who is also an employee, partner, member, manager, officer or director of any of the Sponsors or Portfolio Companies, shall have any obligation to refrain from: (A) engaging in or managing the same or similar activities or lines of business as the Corporation or any of its subsidiaries or developing or marketing any products or services that compete (directly or indirectly) with those of the Corporation or any of its subsidiaries; (B) investing in or owning any (public or private) interest in any Person engaged in the same or similar activities or lines of business as, or otherwise in competition with, the Corporation or any of its subsidiaries (including any Sponsor, a “Competing Person”); (C) developing a business relationship with any Competing Person; or (D) entering into any agreement to provide any service(s) to any Competing Person or acting as an officer, director, member, manager or advisor to, or other principal of, any Competing Person, regardless (in the case of each of (A) through (D)) of whether such activities are in direct or indirect competition with the business or activities of the

Corporation or any of its subsidiaries (the activities described in (A) through–(D) are referred to herein as “Specified Activities”). To the fullest extent permitted by law, the Corporation hereby renounces (for itself and on behalf of its subsidiaries) any interest or expectancy in, or in being offered an opportunity to participate in, any Specified Activity that may be presented to or become known to any Sponsor or Portfolio Company or any director or officer of the Corporation who is also an employee, partner, member, manager, officer or director of any Sponsor or Portfolio Company.
SECTION 10.2   Definitions.   For purposes of this Article X, the following terms have the following definitions:
(A)   “Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such specified Person; with respect to any Sponsor, an “Affiliate” shall include (1) any Person who is the direct or indirect ultimate holder of “equity securities” (as such term is described in Rule 405 under the Securities Act of 1933, as amended) of such Sponsor, and (2) any investment fund, alternative investment vehicle, special purpose vehicle or holding company that is directly or indirectly managed, advised or controlled by such Sponsor, including any Portfolio Company.
(B)   “Person” means any individual, corporation, partnership, limited liability company, joint venture, firm, association, or other entity.
To the fullest extent permitted by applicable law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of, and to have consented to, the provisions of this Article X. This Article X shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Amended and Restated Certificate of Incorporation, the bylaws of the Corporation or any applicable law.
ARTICLE XI
BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS
SECTION 11.1   Business Combinations with Interested Stockholders.   Prior to the first date upon which the Sponsors and their respective Affiliates (other than the Corporation) no longer individually or collectively beneficially owns in the aggregate more than 15% of the outstanding Common Stock of the Corporation (the “Section 203 Trigger Date”), the Corporation shall not be governed by or subject to the provisions of Section 203 of the DGCL as now in effect or hereafter amended, or any successor statute thereto. On and after the Section 203 Trigger Date, the provisions of Section 203 of the DGCL shall be applicable to the Corporation.
ARTICLE XII
AMENDMENT OF CERTIFICATE OF INCORPORATION
SECTION 12.1   Amendments.
(A)   The Corporation shall have the right, subject to any express provisions or restrictions contained in this Amended and Restated Certificate of Incorporation, from time to time, to amend this Amended and Restated Certificate of Incorporation or any provision hereof in any manner now or hereafter provided by applicable law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by this Amended and Restated Certificate of Incorporation or any amendment hereof are subject to such right of the Corporation.
(B)   Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or the bylaws of the Corporation (and in addition to any other vote that may be required by applicable law or this Amended and Restated Certificate of Incorporation), prior to the Trigger Date, the affirmative vote of the holders of a majority in voting power of the outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class and acting at a meeting of the stockholders or by written consent (if permitted) in accordance with the DGCL, this Amended and Restated Certificate of Incorporation and the bylaws of the Corporation, shall be required to amend, alter or repeal any provision of this Amended and Restated Certificate of Incorporation.
(C)   Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or the bylaws of the Corporation (and in addition to any other vote that may be required by applicable law or this Amended and Restated Certificate of Incorporation), on and after the Trigger Date, the affirmative vote of the holders of at least 66 2∕3% in voting power of the outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to amend, alter or repeal any provision of this Amended and Restated Certificate of Incorporation; provided, however, that the amendment, alteration or repeal of Section 4.1 shall only require the affirmative vote of the holders of a majority in voting power of the outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class.
ARTICLE XIII
FORUM SELECTION
SECTION 13.1   Exclusive Forum.   Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (A) any derivative action or proceeding brought on behalf of the Corporation, (B) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (C) any action asserting a claim against the Corporation, or any directors, officers or employees or agents of the Corporation arising pursuant to any provision of the DGCL, this Amended and Restated Certificate of Incorporation or the Corporation’s bylaws, or (D) any action asserting a claim against the Corporation, its directors, officers or employees or agents governed by the internal affairs doctrine, except as to each of (A) through (D) above, for any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or over which the Court of Chancery does not have subject matter jurisdiction. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XIII.
If any provision or provisions of this Article XIII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever,

then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XIII (including, without limitation, each portion of any sentence of this Article XIII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.
SECTION 13.2   Stockholder Consent to Personal Jurisdiction.   To the fullest extent permitted by law, if any action the subject matter of which is within the scope of Section 13.1 above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (A) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 13.1 above (an “FSC Enforcement Action”) and (B) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation as of this [•] day of [•] 2023.
RAMACO RESOURCES, INC.
By:
Name: Randall W. Atkins
Title: Chairman and Chief Executive Officer
[Signature Page – Second Amended and Restated Certificate of Incorporation]

RAMACO RESOURCES, INC. ("RAMACO")250 WEST MAIN STREETSUITE 1900LEXINGTON, KY 40507VOTE BY INTERNETBefore The Meeting - Go to www.proxyvote.com or scan the QR Barcode aboveUse the Internet to transmit your voting instructions and for electronic delivery of information.Vote by 11:59 P.M. Eastern Time on [TBD], 2023. Have your proxy card in hand when youaccess the web site and follow the instructions to obtain your records and to create anelectronic voting instruction form.During The Meeting - Go to www.virtualshareholdermeeting.com/METC2023SMYou may attend the meeting via the Internet and vote during the meeting. You will needthe 16-digit control number that is printed in the box marked by the arrow and follow theinstructionsVOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions. Vote by11:59 P.M. Eastern Time on [TBD], 2023. Have your proxy card in hand when you call andthen follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope wehave provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way,Edgewood, NY 11717.TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:KEEP THIS PORTION FOR YOUR RECORDSTHIS PROXY CARD IS VALID
ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLRAMACO RESOURCES, INC.The Board of Directors recommends you vote FOR the following:1. The Charter Amendment Proposal - To consider and vote upon a proposal to approve the adoption of an amendment and restatement of the amended and restated certificate of incorporation of Ramaco Resources, Inc.For Against AbstainNOTE: Such other business as may properly come before the meeting or any adjournment thereof.Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor,administrator, or other fiduciary, please give full title as such. Joint owners should each signpersonally. All holders must sign. If a corporation or partnership, please sign in full corporateor partnership name by authorized officer.Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date